   As filed with the Securities and Exchange Commission on February 19, 2002


                                                     Registration No. 333-82144


================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                                AMENDMENT NO. 1


                                      to

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                               THE LIMITED, INC.
            (Exact name of Registrant as specified in its charter)

         Delaware                    5621                   31-1029810
      (State of other          (Primary Standard              (I.R.S.
       jurisdiction               Industrial          Employer Identification
    of incorporation or       Classification Code              No.)
       organization)                Number)
                             Three Limited Parkway
                             Columbus, Ohio 43216
                                (614) 415-7000
  (Address, including zip code, and telephone number including area code, of
                   Registrant's principal executive offices)

                                Samuel P. Fried
                               The Limited Inc.
                             Three Limited Parkway
                                P.O. Box 16000
                      Columbus, Ohio 43216 (614) 415-7199
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------
                                  Copies to:
                               Dennis S. Hersch
                                David L. Caplan
                             Davis Polk & Wardwell
                             450 Lexington Avenue
                           New York, New York 10017

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective and the conditions to the consummation of the offer described herein have been satisfied or, to the extent permitted, waived.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE

================================================================================

                                                      Proposed        Proposed
                                           Amount     Offering        Maximum        Amount of
        Title of Each Class of              to be       Price    Aggregate Offering Registration
      Securities to be Registered       Registered(1) Per Share       Price(2)         Fee(3)
------------------------------------------------------------------------------------------------
                                                         Not
Common Stock, par value $0.50 per share  94,000,000   Applicable $1,539,613,818.75  $141,644.47
------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Represents the estimated maximum number of shares of common stock, par value $0.50 per share, of The Limited, Inc., issuable upon the consummation of the exchange offer and merger.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, based on the product of (i) $17.25 per share, the average of the high and low prices of Intimate Brands Class A common stock, par value $0.01 per share, as reported on The New York Stock Exchange on January 29, 2002 and (ii) the maximum number of shares of Class A common stock of Intimate Brands that may be acquired in the exchange offer (including shares outstanding and vested stock options).

(3) In accordance with Rule 457, 0.0092% of the Proposed Maximum Aggregate Offering Price. This fee has been previously paid.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information contained in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.



                               THE LIMITED, INC.
                               -----------------
                               OFFER TO EXCHANGE

                         1.046 SHARES OF COMMON STOCK
                                      OF
                               THE LIMITED, INC.

                                      FOR

                            EACH OUTSTANDING SHARE
               OF CLASS A COMMON STOCK OF INTIMATE BRANDS, INC.

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       5:00 P.M., NEW YORK CITY TIME, ON MARCH 11, 2002, UNLESS EXTENDED.

   The Limited, Inc., through its wholly-owned subsidiary, Intimate Brands Holding Co., Inc., is offering to exchange 1.046 shares of its common stock for each outstanding share of Class A common stock of Intimate Brands, Inc. that is validly tendered and not properly withdrawn on or prior to the expiration of the offer, upon the terms and subject to the conditions specified in this prospectus and the related letter of transmittal. This exchange ratio has been set so that you will have approximately the same ownership interest in Intimate Brands' businesses immediately after the completion of the offer and the merger as you currently hold. In addition, as a Limited stockholder, you will also have an ownership interest in The Limited's other businesses and assets. The exchange ratio also represents a 6.1% premium to the closing price of Intimate Brands Class A common stock on February 4, 2002, the last trading day prior to the commencement of this offer.

   We currently own approximately 83.7% of the outstanding common stock of Intimate Brands. Our offer is conditioned on (1) the tender of a sufficient number of shares of Intimate Brands Class A common stock such that, after closing the offer, we would own at least 90% of the outstanding common stock of Intimate Brands and (2) approval by our stockholders of the issuance of Limited common stock in the offer and the merger referred to in the following paragraph. Our offer is also subject to other conditions described in "Conditions of the Offer."

   If the conditions to the offer are met and the offer is completed, we will own at least 90% of the outstanding common stock of Intimate Brands. As soon as practicable after the completion of the offer, we will effect a short-form merger of Intimate Brands and Intimate Brands Holding Co., unless it is not lawful to do so. If you have not validly tendered your Intimate Brands shares in the offer (unless you perfect your appraisal rights under Delaware law), your shares will be exchanged in the merger for the same number of shares of Limited common stock that you would have received if you had tendered your shares in the offer. If the offer is completed, no further Intimate Brands stockholder or board action is required for us to complete the merger. See "The Offer--Purpose of the Offer; The Merger; Appraisal Rights." As a result of the offer and the merger, Intimate Brands will become a wholly-owned subsidiary of The Limited and the former public stockholders of Intimate Brands will own shares in The Limited. Intimate Brands shares will no longer trade publicly on any stock exchange.

   The Limited common stock is listed on the New York Stock Exchange and the London Stock Exchange under the symbol "LTD." Intimate Brands Class A common stock is listed on the New York Stock Exchange under the symbol "IBI."

    See "Risk Factors" beginning on page 13 for a discussion of issues that you should consider with respect to the offer and the merger.

                               -----------------


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Limited common stock to be issued in the offer and the merger or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    The Dealer Managers for the offer are:

           Goldman, Sachs & Co.       Banc of America Securities LLC


               The date of this prospectus is February 19, 2002.

   THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THE LIMITED AND INTIMATE BRANDS FROM DOCUMENTS FILED WITH THE SEC THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE AT A WEB SITE MAINTAINED BY THE SEC AT WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE 5.

   YOU MAY ALSO REQUEST COPIES OF THESE DOCUMENTS FROM US, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO OUR INFORMATION AGENT, D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK 10005, 1-800-628-8532. IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 4, 2002. IF YOU REQUEST ANY SUCH DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE OFFER.........................  1
WHERE YOU CAN FIND MORE INFORMATION...........................  5
SUMMARY.......................................................  7
RISK FACTORS.................................................. 13
   Risks Related to the Offer and the Merger.................. 13
   Risks Related to Our Businesses, Including Intimate
     Brands................................................... 14
FORWARD-LOOKING STATEMENTS.................................... 17
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA............... 18
   The Limited, Inc. Selected Historical Consolidated
   Financial Data............................................. 19
   Intimate Brands, Inc. Selected Historical Consolidated
     Financial Data........................................... 20
RECENT DEVELOPMENTS........................................... 21
SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA...... 23
COMPARATIVE PER SHARE DATA.................................... 24
COMPARATIVE MARKET VALUE...................................... 25
COMPARATIVE STOCK PRICES AND DIVIDENDS........................ 26
BACKGROUND AND REASONS FOR THE OFFER AND THE MERGER........... 27
THE OFFER..................................................... 32
   General.................................................... 32
   Timing of the Offer........................................ 33
   Extension, Termination and Amendment....................... 33
   Exchange of Intimate Brands Shares; Delivery of Limited
     Common Stock............................................. 34
   Cash Instead of Fractional Shares of Limited Common Stock.. 34
   Withdrawal Rights.......................................... 34
   Procedure for Tendering.................................... 35
   Guaranteed Delivery........................................ 36
   Special Procedures for Savings and Retirement Plan and
     Stock Purchase Plan Participants; Stock Options.......... 37
   Effect of Tender........................................... 37
   Purpose of the Offer; The Merger;   Appraisal Rights....... 38
   Certain Legal and Regulatory Matters....................... 40
   Financing of the Offer and the Merger...................... 41
   Plans for Intimate Brands.................................. 41


CONDITIONS OF THE OFFER..................................... 42
   Minimum Tender Condition................................. 42
   Approval of The Limited Stockholders..................... 42
   NYSE Listing of Limited Common Stock..................... 42
   Registration Statement Effectiveness..................... 42
   Other Conditions of the Offer............................ 43
MATERIAL FEDERAL INCOME TAX CONSEQUENCES.................... 44
CERTAIN EFFECTS OF THE OFFER; EXCHANGE ACT REGISTRATION..... 46
FEES AND EXPENSES........................................... 47
ACCOUNTING TREATMENT........................................ 47
RELATIONSHIP BETWEEN INTIMATE BRANDS AND THE LIMITED........ 48
   Relationship of Directors and Executive Officers of
     Intimate Brands with The Limited....................... 48
   Intercompany Arrangements................................ 49
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS....... 52
COMPARISON OF LIMITED--INTIMATE BRANDS STOCKHOLDER RIGHTS... 60
DESCRIPTION OF CAPITAL STOCK OF THE LIMITED................. 62
   Authorized Capital Stock................................. 62
   Common Stock............................................. 62
   Preferred Stock.......................................... 62
   Transfer Agent and Registrar............................. 63
   Stock Exchange Listing; Delisting and Deregistration of
     Intimate Brands Common Stock........................... 63
LEGAL MATTERS............................................... 63
EXPERTS..................................................... 63
SCHEDULE I: CERTAIN INFORMATION CONCERNING THE
  DIRECTORS AND EXECUTIVE OFFICERS OF THE LIMITED........... 64
SCHEDULE II: CERTAIN INFORMATION CONCERNING THE DIRECTORS
  AND EXECUTIVE OFFICER OF IB HOLDINGS...................... 67
ANNEX A: SECTION 262 OF GENERAL CORPORATION LAW OF THE
  STATE OF DELAWARE......................................... 68

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

   The following are some of the questions that you may have as an Intimate Brands stockholder and the answers to those questions. We urge you to read carefully the remainder of this prospectus and the related letter of transmittal because the information in this section is not complete. Additional important information is contained in the remainder of this prospectus and the letter of transmittal.

    Q: What is The Limited proposing?

    A: We are offering to exchange 1.046 shares of Limited common stock for each share of Intimate Brands Class A common stock validly tendered and not properly withdrawn in the offer. This exchange ratio has been set so that you will have approximately the same ownership interest in Intimate Brands' businesses immediately after the completion of the offer and the merger as you currently hold. In addition, as a Limited stockholder, you will also have an ownership interest in The Limited's other businesses and assets. The exchange ratio also represents a 6.1% premium to the closing price of Intimate Brands Class A common stock on February 4, 2002, the last trading day before the commencement of this offer, an approximate 6.3% premium to the average ratio of the closing stock prices of Intimate Brands and Limited common stock for the six months ended February 4, 2002 and an approximate 8.8% premium to the average ratio of the closing prices of Intimate Brands and Limited common stock for the one year ended February 4, 2002.

       The purpose of the offer and the merger referred to in the following paragraph is to acquire all of the Intimate Brands common stock that we do not currently own. We currently own approximately 83.7% of the outstanding common stock of Intimate Brands. Our offer is conditioned on
       (1) the tender of a sufficient number of shares of Intimate Brands Class A common stock such that, after the offer is completed, we would own at least 90% of the outstanding shares of Intimate Brands common stock and
       (2) approval by our stockholders of the issuance of Limited common stock in the offer and the merger. Our offer is also subject to other conditions described in "Conditions of the Offer."

       If the conditions to the offer are met and the offer is completed, we will own at least 90% of the outstanding common stock of Intimate Brands. As soon as practicable after the completion of the offer, we will effect a short-form merger of Intimate Brands and our wholly-owned subsidiary, Intimate Brands Holding Co., Inc., unless it is not lawful to do so. If you have not validly tendered your Intimate Brands shares in the offer (unless you perfect your appraisal rights under Delaware law), your shares will be exchanged in the merger for the same number of shares of Limited common stock that you would have received if you had tendered your shares in the offer. See "The Offer--Purpose of the Offer; The Merger; Appraisal Rights." If the offer is completed, no further Intimate Brands stockholder or board action is required for us to complete the merger. As a result of the offer and the merger, Intimate Brands will become a wholly-owned subsidiary of The Limited and the former public stockholders of Intimate Brands will own shares in The Limited. Intimate Brands shares will no longer trade publicly on any stock exchange.

    Q: Why is The Limited making this offer?

    A: We undertook the initial public offering of a minority interest in Intimate Brands in 1995 to achieve a number of objectives, including allowing for enhanced management focus on Intimate Brands' businesses and providing for greater market understanding and recognition of Intimate Brands' strategy and the value of its businesses. We believe that these objectives have been substantially achieved and that it is now appropriate to recombine Intimate Brands and The Limited. We believe that the combined entity will provide all stockholders with greater upside potential than the current organizational structure, and we have structured the offer and the merger to allow you to participate in the combined company through your ownership of Limited shares.

       In deciding to pursue the offer, we considered, among other things, the following:

       . Our increasing focus on exploiting a smaller number of key brands across merchandise categories and distribution channels, and our belief that recombining Intimate Brands and The Limited would allow us to pursue this strategy more effectively, to the benefit of both Intimate Brands and Limited stockholders. We believe that a recombination will provide greater flexibility in allocating resources and expertise and coordinating our businesses and thereby put us in a better position to maximize the potential of both companies' brands.

       . Our belief that a recombination will provide other benefits, including elimination of management distraction as a result of time spent maintaining two public companies and elimination of uncertainty on the part of lenders and rating agencies as to our plans for Intimate Brands.

       . Our belief that the strength and prospects of Intimate Brands' businesses and brands are now more clearly recognized by investors and no longer need to be supported by a separate ownership structure.

       . Our belief that investors are increasingly viewing The Limited and Intimate Brands as very similar companies as a result of, among other things, the convergence of the growth rates of the two companies and the increasing portion of The Limited's operating income attributable to Intimate Brands (estimated to be approximately 90% for fiscal
          2001). Accordingly, the market capitalizations of the two companies have become substantially similar, with Intimate Brands representing approximately 95% of the market value of The Limited as of February 4, 2002.

    Q: What will I receive in exchange for my shares?

    A: For each outstanding share of Intimate Brands Class A common stock that you validly tender and do not properly withdraw, you will receive 1.046 shares of Limited common stock. You will not receive any fractional Limited shares. Instead, the exchange agent for the offer, acting as your agent, will aggregate any fractional shares issuable and sell them for your account. The proceeds realized by the exchange agent on the sale of fractional shares will be distributed to you and the other tendering stockholders on a pro rata basis, net of commissions.

    Q: What percentage of Limited common stock will Intimate Brands stockholders receive in the offer and the merger?

    A: Intimate Brands stockholders (other than The Limited) currently own approximately 16.3% of Intimate Brands. We anticipate that the stockholders of Intimate Brands (other than The Limited) will receive in the offer and the merger shares representing approximately 16.3% of the outstanding common stock of The Limited after giving effect to the offer and the merger. This assumes that 429,080,715 shares of Limited common stock are outstanding before giving effect to the offer and the merger, approximately 83,770,000 shares of Limited common stock will be issued in the offer and the merger, no Intimate Brands stockholders perfect appraisal rights and no stock options are exercised prior to the closing of the offer and merger.

    Q: When do you expect to complete the offer and the merger?

    A: We hope to complete the offer by March 11, 2002, the initial scheduled expiration date. However, we may extend the offer if the conditions to the offer have not been satisfied at the scheduled expiration date or if we are required to extend the offer by the rules of the SEC. We expect to complete the merger shortly after we complete the offer.

    Q: Has the Intimate Brands Board made a recommendation on the transaction?

    A: The Board of Directors of Intimate Brands has not yet made any recommendation. Under the rules of the SEC, Intimate Brands is required to file and distribute to its stockholders its response to our offer no later than February 19, 2002, ten business days after the commencement of our offer. Although we are not able to predict the Intimate Brands Board process, because a number of Intimate Brands directors are directors or employees of or otherwise associated with The Limited, we expect that the offer and the merger will be evaluated solely by Intimate Brands directors who are independent of The Limited. The Limited has informed Intimate Brands' directors that it would support the retention by the independent directors of financial and legal advisors of their choice. For information about the conflicts of interest facing certain directors of Intimate Brands with respect to The Limited, see "Relationship Between Intimate Brands and The Limited."

    Q: If I decide not to tender, how will the offer affect my Intimate Brands shares?

    A: If you decide not to tender your Intimate Brands shares in the offer and we complete the offer and the merger, unless you perfect your appraisal rights under Delaware law, you will receive in the merger the same number of shares of Limited common stock that you would have received if you had tendered your shares in the offer. We will effect the merger as soon as practicable after completion of the offer, unless it is unlawful to do so. See "The Offer--Purpose of the Offer; The Merger; Appraisal Rights."

    Q: How do I participate in the offer?

    A: To tender your shares, you should do the following:

       . If you hold your shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to EquiServe Trust Company, N.A., the exchange agent for the offer, at the appropriate address specified on the back cover of this prospectus before the expiration date of the offer.

       . If you hold your shares in "street name" through a broker or other nominee, instruct such broker or nominee to tender your shares before the expiration date of the offer.

       . If you hold your shares in the Savings and Retirement Plan or the Intimate Brands Stock Purchase Plan, instruct the agent or trustee for the relevant plan to tender your shares before the expiration date of the offer.

       For more information about the procedures for tendering your shares in the offer, please refer to "The Offer."

    Q: Will participants in the Savings and Retirement Plan be able to participate in the offer?

    A: Yes. Each participant in the Savings and Retirement Plan may instruct the trustee of the plan to tender some or all of the Intimate Brands shares attributable to his or her plan account. Separate forms will be sent to each plan participant for use in directing the trustee.

    Q: Will participants in Intimate Brands' Stock Purchase Plan be able to participate in the offer?

    A: Yes. Each participant in the Stock Purchase Plan may instruct the agent for such plan to tender some or all of the Intimate Brands shares attributable to his or her plan account. Separate forms will be sent to each plan participant for use in directing the agent.

    Q: Will I have to pay any fees or commissions for tendering into the offer?

    A: If you are the record owner of your shares and you tender your shares directly to the exchange agent, you will not have to pay any fees or commissions. If you hold your shares through a broker, bank or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. If you hold your shares in the Savings and Retirement Plan or the Intimate Brands' Stock Purchase Plan, you will not have to pay any fees or commissions to tender your shares held under these plans.

    Q: Will I be taxed on The Limited shares I receive?

    A: Your receipt of Limited common stock will be tax-free for United States federal income tax purposes. However, you will be subject to tax upon any cash received instead of fractional shares of Limited common stock and for cash received if you perfect appraisal rights.

    Q: What do I do if I want to withdraw my shares from your offer?


    A: To withdraw your shares from the offer, send a written or facsimile transmission notice of withdrawal to the exchange agent at the appropriate address specified on the back cover of this prospectus prior to the expiration date of the offer. Your notice of withdrawal must comply as to form with the requirements set forth in this prospectus. See "The Offer--Withdrawal Rights."


    Q: How will Intimate Brands employee stock options and restricted stock be treated in connection with the offer and merger?

    A: If the offer and merger are completed, Intimate Brands employee stock options and restricted stock will be exchanged for Limited stock options and restricted stock with substantially similar terms.

    Q: Where can I find more information about The Limited and Intimate Brands?

    A: You can find more information about The Limited and Intimate Brands from various sources described under "Where You Can Find More Information."

    Q: Who do I call if I have any questions on how to tender my shares of Intimate Brands common stock or any other questions relating to the exchange offer?

    A: Questions and requests for assistance may be directed to D.F. King &
       Co., Inc., the information agent of the offer, or to Goldman, Sachs &
       Co. or Banc of America Securities LLC, the dealer managers of the offer, at their respective addresses and telephone numbers set forth on the back cover of this prospectus. Requests for additional copies of this prospectus and the letter of transmittal may be directed to D.F. King or to brokers, dealers, commercial banks, trust companies or other nominees.

                      WHERE YOU CAN FIND MORE INFORMATION

   The Limited and Intimate Brands file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy these reports and other information filed by The Limited and Intimate Brands at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

   The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like The Limited and Intimate Brands, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The address of this site is http://www.sec.gov.

   You may also inspect reports, proxy statements and other information about The Limited and Intimate Brands at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   This prospectus constitutes a part of a registration statement on Form S-4 we filed with the SEC to register our common stock to be issued pursuant to the offer and the merger. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement or the exhibits to the registration statement. In addition, we filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Securities Exchange Act of 1934, as amended, to furnish certain information about the offer. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above.

   Intimate Brands is required to file with the SEC a Solicitation/Recommendation Statement on Schedule 14d-9 regarding the offer within ten business days from the commencement date of the offer and to disseminate this statement to Intimate Brands stockholders. You may obtain a copy of the Schedule 14d-9 (and any amendments to that document) after it is filed in the manner described above.

   The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus. This prospectus incorporates by reference the documents set forth below that The Limited and Intimate Brands have previously filed with the SEC. These documents contain important information about The Limited and Intimate Brands and their financial condition.


             The Limited, Inc. SEC
             Filings (Commission File
             No. 1-8344)                Period
             -------------------------- --------------------------
             Annual Report on Form 10-K Fiscal Year ended
                                        February 3, 2001
             Quarterly Reports on Form  Fiscal Quarters ended May
               10-Q                     5, 2001, August 4,
                                        2001  and November 3, 2001
             Current Reports on Form    Filed on February 7, 2002
               8-K                      and February 14, 2002
             Proxy Statement            Filed on April 20, 2001


             Intimate Brands, Inc. SEC
             Filings (Commission File
             No. 1-13814)               Period
             -------------------------- --------------------------
             Annual Report on Form 10-K Fiscal Year ended
                                        February 3, 2001
             Quarterly Reports on Form  Fiscal Quarters ended May
               10-Q                     5, 2001, August 4,
                                        2001  and November 3, 2001
             Current Report on Form 8-K Filed on September 19,
                                        2001
             Proxy Statement            Filed on April 20, 2001


   All documents filed by The Limited and Intimate Brands with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus to the date that shares are accepted for exchange pursuant to our offer (or the date that our offer is terminated) shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this prospectus, or in a document incorporated by reference, shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   COPIES OF DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE UPON REQUEST TO OUR INFORMATION AGENT, D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK 10005, 1-800-628-8532. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 4, 2002. IF YOU REQUEST ANY SUCH DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

   We have not authorized anyone to give any information or make any representation about the offer or the merger that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, you should not rely on any other information. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                    SUMMARY

   This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To better understand the proposed offer and merger, you should read this entire document carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information."

Introduction

   We are offering to exchange 1.046 shares of Limited common stock for each share of Intimate Brands Class A common stock validly tendered and not properly withdrawn in the offer. This exchange ratio has been set so that you will have approximately the same ownership interest in Intimate Brands' businesses immediately after the completion of the offer and the merger as you currently hold. In addition, as a Limited stockholder, you will also have an ownership interest in The Limited's other businesses and assets. This exchange ratio represents a 6.1% premium to the closing price of Intimate Brands Class A common stock on February 4, 2002, the last full trading day before the commencement of the offer. It also represents an approximate 6.3% premium to the average ratio of Intimate Brands and Limited closing stock prices for the six months ended February 4, 2002 and an approximate 8.8% premium to the average ratio of Intimate Brands and Limited closing stock prices for the one year ended February 4, 2002.

   The purpose of the offer and the merger referred to in the following paragraph is to acquire all of the Intimate Brands Class A common stock that we do not currently own. We currently own approximately 83.7% of the outstanding common stock of Intimate Brands. Our offer is conditioned on (1) the tender of a sufficient number of shares of Intimate Brands Class A common stock such that, after the offer is completed, we would own at least 90% of the outstanding shares of Intimate Brands common stock and (2) approval by our stockholders of the issuance of Limited common stock in the offer and the merger. Our offer is also subject to other conditions referred to below.

   If the conditions to the offer are met and the offer is completed, we will own at least 90% of the outstanding common stock of Intimate Brands. As soon as practicable after the completion of the offer, we will effect a short-form merger of Intimate Brands and our wholly-owned subsidiary, Intimate Brands Holding Co., unless it is not lawful to do so. If you have not validly tendered your Intimate Brands shares in the offer (unless you properly perfect your appraisal rights under Delaware law), your shares will be exchanged in the merger for the same number of shares of Limited common stock that you would have received if you had tendered your shares in the offer. See "The Offer--Purpose of the Offer; The Merger; Appraisal Rights." If the offer is completed, no further Intimate Brands stockholder or board action is required for us to complete the merger. As a result of the offer and the merger, Intimate Brands will become a wholly-owned subsidiary of The Limited and the former public stockholders of Intimate Brands will own shares in The Limited. Intimate Brands shares will no longer trade publicly on any stock exchange.

The Companies

The Limited, Inc.
Three Limited Parkway
P.O. Box 16000
Columbus, Ohio 43216
(614) 415-7000

   The Limited sells women's and men's apparel, women's intimate apparel and personal care products under various brand names through its specialty retail stores and direct response (catalog and e-commerce) businesses. The Limited's merchandise is targeted to appeal to customers in various market segments that have distinctive consumer characteristics.

   The Limited conducts its business in two primary segments: (1) the apparel segment, which derives its revenues from the sale of women's and men's apparel; and (2) Intimate Brands, which derives its revenues from the sale of women's intimate and other apparel, personal care products and accessories.

   The following is a brief description of each of The Limited's significant operating businesses (other than Intimate Brands), including their respective target markets:

   Express--is a leading specialty retailer of women's sportswear and accessories. Express' strategy is to offer new, international fashion to its base of young, style-driven women. Launched in 1980, Express had net sales of approximately $1.6 billion in 2000 and, at the end of fiscal 2000, operated 667 stores in 48 states.

   Structure--is a leading specialty retailer of men's apparel and is being rebranded as Express Men's. Structure had net sales of approximately $570 million in 2000 and, at the end of fiscal 2000, operated 469 stores in 43 states.

   Lerner New York--is a leading mall-based specialty retailer of women's apparel. The business' strategy is to offer competitively priced women's fashion with its New York & Company brand. Originally founded in 1918, Lerner New York was purchased by The Limited in 1985. Lerner New York had net sales of approximately $1.0 billion in 2000 and, at the end of fiscal 2000, operated 560 stores in 43 states.

   Limited Stores--is a mall-based specialty store retailer founded in 1963. The business' strategy is to focus on sophisticated sportswear for modern American women. Limited Stores had net sales of approximately $670 million in 2000 and, at the end of fiscal 2000, operated 389 stores in 46 states.

   In addition, The Limited owns minority equity stakes in various businesses, including approximately 20% of Alliance Data Systems Corp. (formerly World Financial Network National Bank), 24% of Galyan's Trading Company, Inc. and 9% of Charming Shoppes, Inc. Based on the closing stock prices of these companies on February 4, 2002, these holdings had a market value of over $415 million in the aggregate. In addition, The Limited's management estimates that, as of the end of fiscal 2001, The Limited will have approximately $1.4 billion in cash.

Intimate Brands Holding Co., Inc.
4441 South Polaris Avenue
Las Vegas, Nevada 89103
(702) 798-1919

   Intimate Brands Holding Co., Inc., a Delaware corporation and a wholly-owned subsidiary of The Limited, is a holding company which owns 100% of Intimate Brands' Class B common stock. The Class B common stock currently represents 83.7% of the economic interest in, and approximately 93.9% of the voting power of, Intimate Brands. Intimate Brands' Class B common stock is identical to its Class A common stock, except that the Class A common stock has one vote per share and the Class B common stock has three votes per share. The Class B common stock is convertible at any time into Class A common stock at the election of Intimate Brands Holding Co. Intimate Brands Holding Co. currently owns no Class A common stock. The Limited does not own any Intimate Brands common stock directly.

Intimate Brands, Inc.
Three Limited Parkway
P.O. Box 16000
Columbus, Ohio 43216
(614) 415-6900

   Intimate Brands operates specialty retail stores and direct response (catalog and e-commerce) businesses, which offer women's intimate and other apparel, personal care products and accessories. Intimate Brands consists of Victoria's Secret Stores, Victoria's Secret Beauty, Victoria's Secret Direct and Bath & Body Works.

   Victoria's Secret Stores--is the leading specialty retailer of women's intimate apparel and related products. Victoria's Secret Stores had net sales of approximately $2.3 billion in 2000 and, at the end of fiscal 2000, operated 958 stores in 49 states.

   Victoria's Secret Beauty--is a leading specialty retailer of high quality beauty products. In 2000, Victoria's Secret Beauty had net sales of approximately $530 million generated in 80 stand-alone stores and 400 side-by-side locations. In addition, beauty products are sold within niches in Victoria's Secret lingerie stores. The amounts for Victoria's Secret Beauty are included in the corresponding data for Victoria's Secret Stores in the preceding paragraph.

   Victoria's Secret Direct--is a leading catalog and e-commerce retailer of intimate and other women's apparel. Through its web site, www.VictoriasSecret.com, certain of its products may be purchased worldwide. Victoria's Secret Direct mailed approximately 368 million catalogues and had net sales of approximately $960 million in 2000.

   Bath & Body Works--is the leading specialty retailer of personal care products. Launched in 1990, Bath & Body Works, which also operates the White Barn Candle Company, had net sales of approximately $1.8 billion in 2000 and, at the end of fiscal 2000, operated 1,432 stores in 49 states.

Summary of the Offer

   We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, to exchange 1.046 shares of Limited common stock for each outstanding share of Class A common stock of Intimate Brands that is validly tendered on or prior to the expiration date and not properly withdrawn.

   The term "expiration date" means 5:00 p.m., New York City time, on March 11, 2002, unless we extend the period of time for which this offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires.

  Conditions to the Completion of the Offer

   Our obligation to exchange shares of our common stock for Intimate Brands shares pursuant to the offer is subject to a number of conditions described under "Conditions of the Offer," including the following:

    . the tender of a sufficient number of shares in the offer such that, after the offer is completed, we would own at least 90% of the outstanding Class A common stock of Intimate Brands (assuming conversion of the Intimate Brands Class B common stock we currently own into Intimate Brands Class A common stock);

    . the approval by our stockholders of the issuance of the shares of Limited common stock necessary to complete the offer and the merger;

    . the shares of Limited common stock to be issued in the offer and the merger having been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

    . the registration statement of which this prospectus is a part having been declared effective by the SEC;

    . the absence of any threatened or pending litigation or other legal action relating to the offer or the merger;

    . there not having occurred any material adverse change in the financial markets, any disruption in the banking system or any commencement of a war involving the United States;

    . any offer to acquire The Limited or Intimate Brands shall not have been proposed;


    . there not having occurred any event that, in our good faith judgment, would result in an actual or threatened material adverse change in the business, condition or prospects of The Limited or Intimate Brands; and


    . the absence of any event which would prevent us from effecting the merger after the completion of the offer.

   We will not waive the minimum tender condition or any other conditions of the offer which, if not satisfied, would prevent us from effecting the merger. If the conditions of the offer are satisfied, or, to the extent permitted, waived, we will complete the offer and, unless it is unlawful to do so, we will effect the merger as soon as practicable thereafter.

  Timing of the Offer

   Our offer is currently scheduled to expire on March 11, 2002; however, we may extend our offer from time to time as necessary until all the conditions to the offer have been satisfied or, where permissible, waived. See "The Offer--Extension, Termination and Amendment."

  Extension, Termination and Amendment

   We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which our offer remains open if any condition to the offer has not been satisfied, and we can do so by giving oral followed by written notice of such extension to the exchange agent. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We are not making any assurances that we will exercise our right to extend our offer, although we may do so until all conditions have been satisfied, or where permissible, waived. During any such extension, all Intimate Brands shares previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your Intimate Brands shares.

   Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time, (1) to delay our acceptance for exchange or our exchange of any Intimate Brands shares pursuant to the offer, regardless of whether we previously accepted Intimate Brands shares for exchange, or to terminate our offer and not accept for exchange or exchange any Intimate Brands shares not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to be satisfied and (2) to waive any condition (subject to the limits on waiver described under "Conditions of the Offer") or otherwise to amend the offer in any respect, by giving oral followed by written notice of such delay, termination or amendment to the exchange agent and by making a public announcement. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  Exchange of Shares; Delivery of Limited Common Stock

   Upon the terms and subject to the conditions of our offer, we will accept for exchange, and will exchange, shares validly tendered and not properly withdrawn as promptly as practicable after the expiration date and promptly after they are tendered during any subsequent offering period.

  Withdrawal Rights

   Intimate Brands shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them for exchange pursuant to the offer, may also be withdrawn at any time after April 5, 2002.

  Procedure for Tendering Shares

   To validly tender your Intimate Brands shares pursuant to the offer, (1) you must complete, execute and transmit a letter of transmittal, along with any required signature guarantees, or an agent's message, in connection with a book-entry transfer, and any other required documents, to the exchange agent at one of the addresses set forth on the back cover of this prospectus and certificates for tendered Intimate Brands shares must be received by the exchange agent at such address, or those Intimate Brands shares must be tendered pursuant to the procedures for book-entry tender set forth in "The Offer" (and a confirmation of receipt of such tender received), in each case before the expiration date, or (2) you must comply with the guaranteed delivery procedures set forth in "The Offer--Guaranteed Delivery."

   If you are a participant in the Savings and Retirement Plan or the Intimate Brands' Stock Purchase Plan, you will receive separate forms to be used to tender the Intimate Brands shares held in your accounts under the relevant plan. You may not use the letter of transmittal referred to above to tender shares held under the plans. See "The Offer--Special Procedures for Savings and Retirement Plan and Stock Purchase Plan Participants; Stock Options."

The Merger

   If the conditions to the offer are met and the offer is completed, we will own at least 90% of the outstanding common stock of Intimate Brands. As soon as practicable after the completion of the offer, we will effect a short-form merger of Intimate Brands and Intimate Brands Holding Co., unless it is not lawful to do so. If you have not validly tendered your Intimate Brands shares in the offer (unless you perfect your appraisal rights under Delaware law), your shares will be exchanged in the merger for the same number of shares of Limited common stock that you would have received if you had tendered your shares in the offer. See "The Offer--Purpose of the Offer; The Merger; Appraisal Rights." If the offer is completed, no further Intimate Brands stockholder or board action is required for us to complete the merger.

Appraisal Rights

   You are not entitled to appraisal rights in connection with the offer. However, at the time of the merger, Intimate Brands stockholders who did not tender their shares in the offer will have the right under Delaware law to dissent and demand appraisal rights with respect to their Intimate Brands shares, if they comply with certain statutory requirements. We will send such stockholders information regarding these requirements. See "The Offer--Purpose of the Offer; The Merger; Appraisal Rights."

Certain Federal Income Tax Consequences

   Your receipt of Limited common stock in connection with the offer and the merger will be tax-free for United States federal income tax purposes. However, you will be subject to tax upon any cash received instead of fractional shares of Limited common stock and for cash received if you perfect appraisal rights.

Accounting Treatment

   The Limited's acquisition of the Intimate Brands minority interest through the offer and the merger will be accounted for using the purchase method of accounting, as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." Accordingly, the purchase price will be allocated to the minority interest portion of the estimated fair value of identifiable net assets acquired. Any excess purchase price remaining after this allocation will be accounted for as goodwill, which will not be amortized.

Risk Factors

   In deciding whether to tender your shares pursuant to the offer, you should carefully read this prospectus, including the risk factors, as well as the documents incorporated by reference into this prospectus. See "Risk Factors" beginning on page 13 for a more complete discussion of these and other factors to consider in connection with the offer and the merger.

                                 RISK FACTORS

   In deciding whether to tender your shares pursuant to the offer, you should read this prospectus and the documents incorporated into this prospectus carefully. You should also consider the risk factors described below. These risks and uncertainties could result in a material adverse effect on our businesses, financial condition and results of operations and could result in a material decline in the trading price of Limited common stock.

Risks Related to the Offer and the Merger

Because the number of Limited shares that you receive in the offer is fixed, the value of Limited shares at the time you receive them could be less than their value at the time you tender your Intimate Brands shares.

   In the offer, each Intimate Brands share will be exchanged for 1.046 shares of Limited common stock. This is a fixed exchange ratio. The offer does not provide for an adjustment in the exchange ratio even if there is a decrease in the market price of Limited common stock between the date of this prospectus and the expiration date of the offer. The market price of Limited common stock will likely be different on the date of the expiration of the offer than it is today because of ordinary trading fluctuations as well as changes in the business, operations or prospects of The Limited, market reactions to this offer, possible other acquisitions or dispositions by The Limited, issuances by The Limited of equity or debt securities, general market and economic conditions and other factors. Tendering stockholders are urged to obtain current market quotations for Limited common stock and Intimate Brands common stock. See "Comparative Stock Prices and Dividends" on page 26.

The Limited owns a number of businesses other than Intimate Brands. Accordingly, as a holder of Limited common stock, you will be subject to the risks and liabilities inherent in The Limited's other businesses, as well as the risks and liabilities inherent in Intimate Brands' businesses. These risks and liabilities could cause The Limited's stock price to decline.

   Upon consummation of the offer and the merger, holders of Intimate Brands common stock will become holders of Limited common stock. The Limited owns a number of businesses which, in addition to being subject to the risks and liabilities affecting all of The Limited's businesses (including Intimate Brands), are subject to a wide range of risks and liabilities that are different from those of Intimate Brands' businesses. Certain of these businesses have suffered losses over the past several years and are subject to significant lease and other obligations. Accordingly, although Intimate Brands contributes the substantial majority of The Limited's earnings, the trading price of Limited common stock could decline as a result of factors different from those affecting the trading price of Intimate Brands common stock, including the results, liabilities and prospects of The Limited's businesses other than Intimate Brands.

Anticipated benefits of the combination may not be realized.

   We believe that a combination of Intimate Brands and The Limited is the organizational structure that will put us in the best position to fully leverage the leading retail brands of both companies and thereby generate additional value for all stockholders. However, for various reasons, we may not be able to achieve these anticipated benefits or achieving them may require more time than we currently anticipate.

Officers and directors of Intimate Brands have potential conflicts of interest in the offer.

   You should be aware that certain significant conflicts of interest exist among members of the Intimate Brands Board of Directors with respect to The Limited. Three members of the Intimate Brands Board also serve as directors of The Limited, including Leslie H. Wexner, who serves as Chairman and Chief Executive Officer of both companies. The two directors that comprise the compensation committee of the Intimate Brands Board also constitute the compensation committee of The Limited Board. In addition, two members of the Intimate Brands Board are employees of Intimate Brands, whose compensation is ultimately determined by the compensation committee of the Intimate Brands Board. Although we cannot predict the Intimate Brands Board process, because of these conflicts of interest facing certain directors of Intimate Brands, we expect that the offer and the merger will be evaluated solely by Intimate Brands directors who are independent of The Limited. See "Relationship Between Intimate Brands and The Limited" on page 48.

Risks Related to Our Businesses, Including Intimate Brands

Our revenue and profit results are sensitive to general economic conditions, consumer confidence and spending patterns.

   Our growth, sales and profitability may be adversely affected by negative local, regional or national economic trends that shake consumer confidence. Purchases of women's and men's apparel, women's intimate apparel, personal care products and accessories often decline during periods when economic or market conditions are unsettled or weak. In such circumstances, we may increase the number of promotional sales, which would further adversely affect profitability.

Our net sales, operating income and inventory levels fluctuate on a seasonal basis.

   Our businesses experience major seasonal fluctuations in their net sales and operating income, with a significant portion of their operating income typically realized during the fourth quarter holiday season. Any decrease in sales or margins during this period could have a disproportionate effect on our financial condition and results of operations.

   Seasonal fluctuations also affect our inventory levels, since we usually order merchandise in advance of peak selling periods and sometimes before new fashion trends are confirmed by customer purchases. We must carry a significant amount of inventory, especially before the holiday season selling period. If we are not successful in selling the inventory during the holiday period, we may not be able to sell the inventory at all.

We may be unable to compete favorably in the highly competitive segment of the retail industry.

   The sale of intimate and other apparel, personal care products and accessories is highly competitive. Increased competition could result in price reductions, increased marketing expenditures and loss of market share, all of which would have a material adverse effect on our financial condition and results of operations.

   We compete for sales with a broad range of other retailers, including individual and chain fashion specialty stores and department stores. In addition to the traditional store-based retailers, we also compete with direct marketers that sell similar lines of merchandise, who target customers through catalogs and e-commerce. Direct marketers also include traditional store-based retailers like us who are competing in the catalog and e-commerce distribution channels. Our direct response business competes with numerous national and regional catalog and e-commerce merchandisers. Brand image, marketing, fashion design, price, service, quality, image presentation and fulfillment are all competitive factors in catalog and e-commerce sales.

   Some of our competitors may have greater financial, marketing and other resources available to them. In many cases, our primary competitors sell their products in department stores that are located in the same shopping malls as our stores. In addition to competing for sales, we compete for favorable site locations and lease terms in shopping malls.

We may not be able to keep up with fashion trends and may not be able to launch new product lines successfully.

   Our success depends in part on management's ability to effectively anticipate and respond to changing fashion tastes and consumer demands and to translate market trends into appropriate, saleable product offerings far in advance. Customer tastes and fashion trends change rapidly. If we are unable to successfully anticipate, identify or react to changing styles or trends and misjudge the market for our products or any new product lines, our sales will be lower and we may be faced with a significant amount of unsold finished goods inventory. In response, we may be forced to increase our marketing promotions or price markdowns, which would have a material adverse effect on our profitability. Our brand image may also suffer if customers believe merchandise misjudgments indicate that we are no longer able to offer the latest fashions.

We may lose key personnel.

   We believe that we have benefited substantially from the leadership and experience of our senior executives, including Leslie H. Wexner (our Chairman of the Board of Directors and Chief Executive Officer). The loss of the services of any of these individuals would have a material adverse effect on our business and prospects. Our future success will also depend on our ability to recruit, train and retain other qualified personnel. Competition for key personnel in the retail industry is intense.

Our unaffiliated manufacturers may be unable to manufacture and deliver products in a timely manner or meet quality standards.

   We purchase apparel through our wholly owned subsidiary, Mast, a contract manufacturer and apparel importer, as well as through other contract manufacturers and importers and directly from affiliated and unaffiliated manufacturers. Personal care, fragrance and beauty products are also purchased through other contract manufacturers and importers and directly from unaffiliated manufacturers. Similar to most other specialty retailers, we have narrow sales windows for much of our inventory. Factors outside our control, such as manufacturing or shipping delays or quality problems, could disrupt merchandise deliveries and result in lost sales, cancellation charges or excessive markdowns.

We rely significantly on foreign sources of production.

   We purchase apparel merchandise directly in foreign markets and in the domestic market, some of which is manufactured overseas. We do not have any long-term merchandise supply contracts and many of our imports are subject to existing or potential duties, tariffs or quotas. We compete with other companies for production facilities and import quota capacity.

   We also face a variety of other risks generally associated with doing business in foreign markets and importing merchandise from abroad, such as:

    .  political instability;

    . imposition of new legislation relating to import quotas that may limit the quantity of goods which may be imported into the United States from countries in that region;

    .  imposition of duties, taxes, and other charges on imports;

    .  currency and exchange risks; and

    . local business practice and political issues, including issues relating to compliance with domestic or international labor standards which may result in adverse publicity.

   New initiatives may be proposed that may have an impact on the trading status of certain countries and may include retaliatory duties or other trade sanctions which, if enacted, would increase the cost of products purchased from suppliers in such countries. The future performance of our businesses will depend upon this and the other factors listed above which are beyond our control.

We depend on a high volume of mall traffic and the availability of suitable lease space.

   Many of our stores are located in shopping malls. Sales at these stores are derived, in part, from the high volume of traffic in those malls. Our stores benefit from the ability of the mall's "anchor" tenants, generally large department stores, and other area attractions to generate consumer traffic in the vicinity of our stores and the continuing popularity of malls as shopping destinations. Sales volume and mall traffic may be adversely affected by economic downturns in a particular area, competition from non-mall retailers and other malls where we do not have stores and the closing of anchor department stores. In addition, a decline in the desirability of the shopping environment in a particular mall, or a decline in the popularity of mall shopping among our target consumers, would adversely affect our business.

   Part of our future growth is significantly dependent on our ability to open new stores in desirable locations with capital investment and lease costs that allow us to earn a reasonable return. We cannot be sure as to when or whether such desirable locations will become available at reasonable costs.

Increases in costs of mailing, paper and printing.

   Postal rate increases and paper and printing costs will affect the cost of our order fulfillment and catalog and promotional mailings. We rely on discounts from the basic postal rate structure, such as discounts for bulk mailings and sorting by zip code and carrier routes. Future paper and postal rate increases would adversely impact our earnings if we are unable to pass such increases directly onto our customers or offset such increases by raising prices or by implementing more efficient printing, mailing, delivery and order fulfillment systems.

Our stock price may be volatile.

   Our stock price may fluctuate substantially as a result of periodic variations in the actual or anticipated financial results (including monthly sales comparisons and quarterly earnings) of our businesses or other companies in the retail industry or markets served by us. In addition, the stock market has experienced price and volume fluctuations that have affected the market price of many retail stocks and that have often been unrelated or disproportionate to the operating performance of these companies.

                          FORWARD-LOOKING STATEMENTS

   This prospectus contains or incorporates by reference forward-looking statements. Investors are cautioned that such forward-looking statements are subject to risks and uncertainties, including those described under "Risk Factors" on pages 13 through 16, many of which are beyond our control. Accordingly, actual results may differ materially from those expressed or implied in any such forward-looking statements. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend" and similar expressions may identify forward-looking statements.

   All forward-looking statements are qualified by the risks described under "Risk Factors" which, if they develop into actual events, could have a material adverse effect on the offer and the merger or on our businesses, financial condition or results of operations. In addition, investors should consider the other information contained in or incorporated by reference into this prospectus.

   We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this prospectus to reflect circumstances existing after the date of this prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. However, The Limited is scheduled to report January sales on February 7, fourth quarter 2001 earnings on February 28, and February sales on March 7, 2002.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   We are providing the following information to assist you in analyzing the financial aspects of the offer and the merger. The following selected historical financial data should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly and other reports filed by The Limited and Intimate Brands with the SEC and incorporated by reference into this prospectus. See "Where You Can Find More Information."

   The information for The Limited for the thirty-nine weeks ended November 3, 2001 and October 28, 2000 was derived from the unaudited consolidated financial statements included in The Limited's Quarterly Report on Form 10-Q for the quarterly period ended November 3, 2001. The Limited's results for the thirty-nine weeks ended November 3, 2001 are not necessarily indicative of the results to be expected for the fiscal year ending February 2, 2002. The information for The Limited for each of the five fiscal years in the period ended February 3, 2001 was derived from the audited consolidated financial statements included in The Limited's Annual Reports on Form 10-K and reflects The Limited's historical ownership interests in Intimate Brands.

   The information for Intimate Brands for the thirty-nine weeks ended November 3, 2001 and October 28, 2000 was derived from the unaudited consolidated financial statements included in Intimate Brands' Quarterly Report on Form 10-Q for the quarterly period ended November 3, 2001. The Intimate Brands' results for the thirty-nine weeks ended November 3, 2001 are not necessarily indicative of the results to be expected for the fiscal year ending February 2, 2002. The information for Intimate Brands for each of the five fiscal years in the period ended February 3, 2001 was derived from the audited consolidated financial statements included in Intimate Brands' Annual Reports on Form 10-K.

The Limited, Inc. Selected Historical Consolidated Financial Data

                                               As of or For the
                                               Thirty-nine Weeks
                                                   Ended(a)               As of or For the Fiscal Years Ended(a)
                                            ----------------------- -----------------------------------------------
                                            November 3, October 28,
                                               2001        2000     2000(b)     1999      1998      1997      1996
                                            ----------- ----------- -------    ------    ------    ------    ------
                                                               (in millions, except per share data)
Statement of Income Data
Net sales..................................   $6,225      $6,583    $10,105    $9,766    $9,365    $9,200    $8,652
Net income.................................   $ 192 (c)   $  190    $   428(c) $  461(c) $2,046(c) $  212(c) $  434(c)
Per Share Data
Basic net income...........................   $0.45 (c)   $ 0.44    $  1.00(c) $ 1.05(c) $ 4.25(c) $ 0.39(c) $ 0.78(c)
Diluted net income.........................   $0.44 (c)   $ 0.42    $  0.96(c) $ 1.00(c) $ 4.15(c) $ 0.39(c) $ 0.77(c)
Dividends..................................   $0.225      $0.225    $  0.30    $ 0.30    $ 0.26    $ 0.24    $ 0.20
Diluted weighted average shares outstanding      435         444        443       456       493       549       564
Balance Sheet Data
Total assets...............................   $4,157      $4,016    $ 4,088    $4,126    $4,550    $4,301    $4,120
Long-term debt.............................   $  250      $  400    $   400    $  400    $  550    $  650    $  650
Shareholders' equity.......................   $2,428      $2,088    $ 2,316    $2,147    $2,167    $1,986    $1,869

--------

(a) Includes the results of the following companies up to their separation date: 1) Lane Bryant sale effective August 16, 2001; 2) Limited Too spin-off effective August 23, 1999; 3) Galyan's Trading Co. sale of a majority interest effective August 31, 1999; and 4) Abercrombie & Fitch split-off effective May 19, 1998.

(b) Fifty-three-week fiscal year.

(c) Net income includes the effect of the following special items:

   For the nine-months ended November 3, 2001: 1) a $170.0 million gain from the sale of Lane Bryant and 2) an aggregate gain of $62.1 million from the initial public offerings of Galyan's and Alliance Data Systems.

   In 2000: a $9.9 million charge to close Bath & Body Works' nine stores in the United Kingdom.

   In 1999: 1) the reserve reversal of $36.6 million related to downsizing costs for Henri Bendel; 2) an $11.0 million gain from the sale of a 60% majority interest in Galyan's; and 3) a $13.1 million charge for transaction costs related to the Limited Too spin-off.

   In 1998: 1) a $1.651 billion tax-free gain on the split-off of Abercrombie & Fitch; 2) a $93.7 million gain from the sale of the Company's remaining interest in Brylane, Inc.; and 3) a $5.1 million charge for associate termination costs at Henri Bendel.

   In 1997: 1) a $276.0 million charge related to implementation of initiatives to strengthen the Company's various retail brands; 2) a $62.8 million net gain related to the sale of one-half of the Company's investment in Brylane, Inc.; 3) a $13.0 million Henri Bendel inventory liquidation charge; and 4) an $8.6 million gain in connection with the initial public offering of Brylane, Inc.

   In 1996: 1) a $118.2 million gain resulting from the initial public offering of a 15.8% interest in Abercrombie & Fitch and 2) a $12.0 million charge for the revaluation of certain assets in connection with the sale of Penhaligon's.

Intimate Brands, Inc. Selected Historical Consolidated Financial Data

                                               As of or For the
                                            Thirty-nine Weeks Ended     As of or For the Fiscal Years Ended
                                            ----------------------- ----------------------------------------
                                            November 3, October 28,
                                               2001        2000     2000(a)    1999   1998   1997      1996
                                            ----------- ----------- -------   ------ ------ ------    ------
                                                           (in millions, except per share data)
Statement of Income Data
Net sales..................................   $3,084      $3,180    $5,117    $4,632 $3,989 $3,719    $3,093
Net income.................................   $   93      $  211    $ 432 (b) $  459 $  394 $  284(b) $  257(b)
Per Share Data
Basic net income...........................   $ 0.19      $ 0.43    $0.88 (b) $ 0.92 $ 0.75 $ 0.54(b) $ 0.48(b)
Diluted net income.........................   $ 0.19      $ 0.42    $0.87 (b) $ 0.90 $ 0.74 $ 0.53(b) $ 0.48(b)
Dividends..................................   $ 0.21      $ 0.21    $ 0.28    $ 0.27 $ 0.27 $ 0.25    $ 0.23
Diluted weighted average shares outstanding      494         501       499       508    530    532       531
Balance Sheet Data
Total assets...............................   $1,725      $1,685    $1,457    $1,384 $1,448 $1,348    $1,135
Long-term debt.............................   $  100      $  100    $  100    $  100 $  250 $  350    $  350
Shareholders' equity.......................   $  659      $  464    $  665    $  545 $  609 $  531    $  377

--------

(a) Fifty-three-week fiscal year.

(b) Net income includes the effect of the following special items:

   In 2000: a $9.9 million charge to close Bath & Body Works' nine stores in the United Kingdom.

   In 1997: a $67.6 million charge related to the closing of the Cacique business.

   In 1996: a $12.0 million charge for the revaluation of certain assets in connection with the sale of Penhaligon's.

 RECENT DEVELOPMENTS; ANNOUNCEMENT OF ESTIMATED FOURTH QUARTER 2001 FINANCIAL
                    RESULTS, JANUARY SALES AND 2002 OUTLOOK

   On February 4, 2002, The Limited issued a press release announcing its current estimates of fourth quarter 2001 financial results and January 2002 sales for The Limited and Intimate Brands and its current view of the 2002 outlook for those companies. Among other things, the press release included the following information:

Fourth Quarter Results and January Sales

   The Limited expects that comparable store sales for the four weeks ended February 2, 2002 increased 6% compared to the four weeks ended February 3, 2001. The Limited reported estimated net sales of $576.4 million for the four-week period ended February 2, 2002 compared to sales of $766.2 million for the five-week period ended February 3, 2001. Excluding the sales from Lane Bryant and the extra week in January last year, the sales increase from the comparable four-week period last year was 11%.

   January sales and margins were significantly above The Limited's initial expectations. The last two weeks in December were also strong. As a result, The Limited expects fourth quarter earnings per share to be between $0.72 and $0.74, compared to $0.55 per share last year (which excludes a $.01 per share special and non-recurring charge to close Bath & Body Works' nine stores in the United Kingdom) and the current First Call consensus of $0.59 per share.

   Additionally, The Limited expects that Intimate Brands will report that comparable store sales for the four weeks ended February 2, 2002 increased 7% compared to the four weeks ended February 3, 2001 and that estimated net sales were $341.9 million for the four-week period ended February 2, 2002 compared to sales of $407.3 million for the five-week period ended February 3, 2001. Excluding the extra week in January last year, the sales increase from the comparable four-week period last year was 16%.

   The Limited also expects Intimate Brands to report fourth quarter earnings per share between $0.58 and $0.60, compared to $0.46 per share last year (which excludes a $.01 per share special and non-recurring charge to close Bath & Body Works' nine stores in the United Kingdom) and the current First Call consensus of $0.49 per share.

   Actual January sales for both companies will be reported on February 7, 2002.

Outlook for 2002

   With respect to 2002, The Limited expects the economic and retail environment, particularly in the first half, to be challenging, and therefore will continue to manage inventories, expenses and capital spending conservatively.

   At Intimate Brands, The Limited expects comparable store sales to be slightly negative and earnings per share to be basically flat in the first half, reflecting an expectation that Victoria's Secret Stores will maintain its recent momentum and Bath & Body Works will continue to be challenged. For the year, The Limited expects Intimate Brands' 2002 comparable store sales to be flat to up in the low single digits and earnings per share to be flat to up in the mid-single digit percentage range.

   At The Limited, The Limited also expects comparable store sales to be slightly negative in the first half and for earnings per share to be basically flat to Spring 2001 earnings per share of $0.10 (excludes a $0.05 per share from Lane Bryant, which was sold to Charming Shoppes in August 2001 and a non-operating gain of $0.08 per share related to the IPO's of Galyan's and Alliance Data Systems). In addition to the Intimate Brands brand results described above, The Limited anticipates that Express will improve on its disappointing result in the first half of 2001.

   For the year, The Limited expects 2002 comparable store sales to be flat to up in the low single digits and earnings per share, excluding special items and Lane Bryant operating income in 2001, to be flat to up in the mid-single digit percentage range.

   The outlook for The Limited and Intimate Brands described above does not include the financial impact of the offer and the merger. It was prepared by The Limited's management for internal purposes only and not with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The outlook described above is not fact and should not be relied upon as being indicative of future results, and you are cautioned not to place undue reliance on it.

   The outlook constitutes a forward-looking statement that is subject to various risks and uncertainties that could cause actual results to differ materially from the outlook and should be read with caution. The outlook is subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. See "Risk Factors" and "Forward-Looking Statements."

   The outlook is based upon a variety of assumptions relating to the businesses of The Limited and Intimate Brands including the ability of The Limited and Intimate Brands to achieve strategic goals, objectives and targets over the applicable period. These assumptions involve judgments with respect to the impact of general economic and business conditions, the competitive environment in which each operates and other factors, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the management of The Limited and Intimate Brands. We cannot assure you that the assumptions reflected in the outlook for both companies will prove accurate, and actual results may be materially greater or less than those contained in the outlook.

   You should understand that many important factors, in addition to those discussed elsewhere in this prospectus, could cause The Limited's or Intimate Brands' results to differ materially from those expressed in forward looking statements and may cause the outlook or the underlying assumptions to be inaccurate.

   For these reasons, you should not regard our inclusion of statements regarding the outlook for both companies in this prospectus as an indication that The Limited or any of its affiliates, including Intimate Brands, or representatives considers that the outlook is or will prove to be correct, and should not be relied on as such.

   The Limited is not under any obligation and does not intend to make publicly available any update or other revisions to any of the statements regarding the outlook for either company included in this prospectus to reflect circumstances existing after the date of this prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied above will not be realized. However, The Limited is scheduled to report January sales on February 7, fourth quarter 2001 earnings on February 28, and February sales on March 7, 2002.

           SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   We are providing the following selected unaudited pro forma consolidated financial data to give you a better picture of what the results of operations and financial position of The Limited might have been had the offer and the merger been completed at an earlier date. The unaudited pro forma consolidated income statement data for the thirty-nine weeks ended November 3, 2001 and for the fiscal year ended February 3, 2001 give effect to the offer and the merger as if they had been completed on January 30, 2000. The unaudited pro forma consolidated balance sheet data as of November 3, 2001 give effect to the offer and the merger as if they had been completed on that date.

   We have prepared the selected unaudited pro forma consolidated financial data based on available information using assumptions that The Limited's management believes are reasonable. The selected unaudited pro forma financial data are being provided for informational purposes only. They do not purport to represent The Limited's actual financial position or results of operations had the offer and merger occurred on the dates specified nor do they project The Limited's results of operations or financial position for any future period or date.

   The selected unaudited pro forma consolidated statement of income data do not reflect any adjustments for nonrecurring items or operating synergies arising as a result of the offer and the merger. The Limited currently expects to incur a one-time, after-tax non-cash charge of approximately $20.4 million relating to the exchange of vested Intimate Brands stock awards in connection with the offer and the merger that is not reflected in the selected unaudited pro forma consolidated financial data. See "Notes to Unaudited Pro Forma Consolidated Financial Statements." In addition, pro forma adjustments are based on certain assumptions and other information that are subject to change as additional information becomes available. Accordingly, the adjustments included in The Limited's financial statements published after the completion of the offer and merger will vary from the adjustments included in the unaudited pro forma consolidated financial data included in this prospectus.

   The selected unaudited pro forma consolidated financial data should be read in conjunction with The Limited's and Intimate Brands' audited and unaudited historical financial statements and related notes, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this prospectus. See "Where You Can Find More Information."

                                               As of or For the
                                            Thirty-nine Weeks Ended For the Fiscal Year Ended
                                              November 3, 2001(a)      February 3, 2001(b)
                                            ----------------------- -------------------------
                                                  (in millions, except per share data)
Statement of Income Data
Net sales..................................         $6,225                   $10,105
Net income.................................         $  198(c)                $   483(d)
Per Share Data(e)
Basic net income...........................         $ 0.39(c)                $  0.95(d)
Diluted net income.........................         $ 0.38(c)                $  0.91(d)
Dividends..................................         $0.225                   $  0.30
Diluted weighted average shares outstanding            521                       532
Balance Sheet Data
Total assets...............................         $5,592
Long-term debt.............................         $  248
Shareholders' equity.......................         $3,928

--------
(a) Includes the results of Lane Bryant through its sale date on August 16, 2001.
(b) Fifty-three-week fiscal year.
(c) Net income includes the effect of a $170.0 million gain from the sale of Lane Bryant and an aggregate gain of $62.1 million from the initial public offerings of Galyan's Trading Co. and Alliance Data Systems.
(d) Net income includes the effect of a $9.9 million charge to close Bath & Body Works' nine stores in the United Kingdom.
(e) Reflects an adjustment for the conversion of Intimate Brands historical weighted average Class A common stock outstanding for the periods presented using an exchange ratio of 1.046 to 1.

                          COMPARATIVE PER SHARE DATA

   The following comparative per share data has been derived from and should be read in conjunction with "The Limited, Inc. and Subsidiaries Unaudited Pro Forma Consolidated Financial Statements." The comparative per share data should also be read in conjunction with the audited and unaudited historical financial statements of The Limited and Intimate Brands, including the related notes, incorporated by reference into this prospectus, and the selected historical consolidated financial data including the related notes included in this prospectus. See "Where You Can Find More Information." The pro forma per share data have been included for comparative purposes only and do not purport to be indicative of (1) the results of operations or financial position of The Limited had the offer and the merger been completed at the beginning of the period or as of the date indicated or (2) the results of operations or financial position of The Limited for any future period or date.

                                                                       The Limited       Intimate Brands
                                       The Limited Intimate Brands Unaudited Pro Forma Unaudited Pro Forma
                                       Historical    Historical       Consolidated       Equivalent (a)
                                       ----------- --------------- ------------------- -------------------
As of or for the Thirty-nine Weeks
  Ended November 3, 2001
  (Unaudited) (b)
 Earnings per diluted share...........   $ 0.44(c)      $0.19            $ 0.38              $ 0.40
 Cash dividends declared per share....   $0.225         $0.21            $0.225              $0.236
 Book value per share.................   $ 5.67         $1.34            $ 9.15              $ 9.57
As of or for the Fiscal Year Ended
  February 3, 2001 (d)
 Earnings per diluted share...........   $ 0.96(e)      $0.87(e)         $ 0.91              $ 0.95
 Cash dividends declared per share (f)   $ 0.30         $0.28            $ 0.30              $0.314
 Book value per share.................   $ 5.44         $1.36               N/A                 N/A

--------
(a) The Intimate Brands unaudited pro forma per share equivalent amounts represent The Limited unaudited pro forma consolidated per share amounts multiplied by the exchange ratio of 1.046.

(b) Includes the results of Lane Bryant through its sale date on August 16, 2001.

(c) Net income includes the effect of a $170.0 million gain from the sale of Lane Bryant and an aggregate gain of $62.1 million from the initial public offerings of Galyan's Trading Co. and Alliance Data Systems.

(d) Fifty-three-week fiscal year.

(e) Net income includes the effect of a $9.9 million charge to close Bath & Body Works' nine stores in the United Kingdom.

(f) The Limited unaudited pro forma consolidated cash dividends per share reflects the historical cash dividend per share of The Limited.

N/A  Not applicable.

                           COMPARATIVE MARKET VALUE

   The following table sets forth the closing prices per share and aggregate market value of Limited common stock and Intimate Brands Class A common stock on the New York Stock Exchange on February 4, 2002, the last trading day prior to the commencement of this offer, and the equivalent price per share and equivalent market value of Intimate Brands Class A common stock, based on the exchange ratio.

                                                       Intimate Brands   Intimate Brands
                                        Limited Common Class A Common     Class A Common
                                            Stock           Stock      Stock Equivalent (1)
                                        -------------- --------------- --------------------
Closing price per share of common stock $        17.75 $        17.50     $        18.57
Market value of common stock (2)....... $7,616,182,691 $1,401,499,453     $1,487,191,133

--------
(1) The Intimate Brands equivalent data is based on an exchange ratio of 1.046 shares of Limited common stock for each share of Intimate Brands Class A common stock.
(2) Market value is based on 429,080,715 shares of Limited common stock outstanding and 80,085,683 shares of Intimate Brands Class A common stock outstanding as of January 30, 2002.

   The market prices of shares of Limited common stock and Intimate Brands common stock are subject to fluctuation. You are urged to obtain current market quotations. See the risk factor entitled "Because the number of Limited shares that you receive in the offer is fixed, the value of the Limited shares at the time you receive them could be less than their value at the time you tender your Intimate Brands shares."

                    COMPARATIVE STOCK PRICES AND DIVIDENDS

   Limited common stock and Intimate Brands Class A common stock are both listed on the New York Stock Exchange. Limited common stock is also listed on the London Stock Exchange. The Limited's ticker symbol is "LTD" and Intimate Brands' ticker symbol is "IBI." The following table shows, for the calendar quarters indicated, based on published financial sources (1) the high and low sales prices per share of Limited common stock as reported on the New York Stock Exchange Composite Transaction Tape, (2) the high and low sales prices per share of Intimate Brands Class A common stock as reported on the New York Stock Exchange Composite Transaction Tape and (3) the cash dividends per share of each of Limited and Intimate Brands Class A common stock.

                                                Intimate Brands Class A
                          Limited Common Stock       Common Stock
                         ---------------------- -----------------------
                          High   Low   Dividend  High    Low   Dividend
                         ------ ------ -------- ------  ------ --------
         2000
          First Quarter. $25.88 $14.44  $0.075  $23.50  $14.00  $0.07
          Second Quarter $25.84 $20.94  $0.075  $24.19  $17.50  $0.07
          Third Quarter. $25.00 $18.31  $0.075  $22.13  $15.94  $0.07
          Fourth Quarter $27.88 $14.50  $0.075  $24.31  $12.31  $0.07
         2001
          First Quarter. $20.00 $14.60  $0.075  $18.50  $13.90  $0.07
          Second Quarter $17.50 $14.90  $0.075  $16.90  $14.20  $0.07
          Third Quarter. $17.60 $ 9.00  $0.075  $16.80  $ 8.50  $0.07
          Fourth Quarter $19.00 $11.60  $0.075  $18.70  $11.80  $0.07

   On February 4, 2002, the last full trading day before The Limited commenced its exchange offer, the last reported closing prices per share of Limited and Intimate Brands common stock were $17.75 and $17.50, respectively. Stockholders are urged to obtain current market quotations prior to making any decision with respect to the offer.

   On January 30, 2002, there were approximately 4,156 holders of record of Intimate Brands Class A common stock and approximately 67,349 holders of record of Limited common stock.

The Limited's Dividend Policy

   The holders of Limited common stock receive dividends if and when declared by our Board of Directors out of legally available funds. We currently pay dividends at an annual rate of $0.30 per share. Following the completion of the offer and the merger, we expect to continue to pay quarterly dividends on a basis consistent with our past practice. However, our Board's declaration and payment of dividends will depend upon business conditions, operating results and other relevant factors. We cannot give any assurance that we will continue to pay dividends on Limited common stock at the current annual rate.

Additional Information Relating to Dividends

   Intimate Brands has approved the payment of a regular quarterly dividend of $0.07 per share to holders of record of Intimate Brands common stock at the close of business on March 8, 2002. Payment is to be made on March 19, 2002. Holders of Intimate Brands common stock on the record date will receive payment of the dividend regardless of whether the offer and merger are completed.

   The Limited has approved the payment of a regular quarterly dividend of $0.075 per share to holders of record of Limited common stock at the close of business on March 8, 2002. Payment is to be made on March 19, 2002. Holders of Intimate Brands common stock will not participate in this dividend regardless of whether the offer and merger are completed prior to the payment date.

              BACKGROUND AND REASONS FOR THE OFFER AND THE MERGER

Background of the Offer and Merger

   On October 23, 1995, Intimate Brands, which was then a wholly-owned subsidiary of The Limited, completed an initial public offering of approximately 16% of its common stock. This transaction, which was the first in a series of transactions undertaken as a part of a comprehensive realignment of our organizational structure and businesses, was intended to achieve several key objectives:

    . To enable Intimate Brands to more independently focus on its intimate apparel and personal care businesses while allowing The Limited to focus on its retail apparel businesses.

    . To make the respective financial and operating results of Intimate Brands and the apparel businesses more visible to investors.

    . To promote entrepreneurial spirit and create new career opportunities by allowing executives and associates to participate more directly in the performance of their business.

   Intimate Brands has enjoyed considerable success since its initial public offering. From the initial public offering through fiscal 2000, Intimate Brands' annual revenues have increased 96% from $2.6 billion to $5.1 billion, net income has increased 113% from $203 million to $432 million and the number of stores operated by its businesses has increased 85% from 1,293 to 2,390.

   Over the past several years, our senior management has periodically evaluated whether, in light of a number of developments since the time of the initial public offering, the current separation of The Limited and Intimate Brands remains optimal or should be modified. These developments include:

    . Increased focus on a smaller number of key businesses and brands. Since 1995, we have completed a number of transactions intended to allow us to focus on strengthening a smaller number of key brands by divesting or closing certain non-core or underperforming operations. Among other things, we have:

       . Sold all of, or controlling interests in, Brylane, Alliance Data Systems Corp. (formerly World Financial Network National Bank), Galyan's Trading Co., Penhaligon's and Lane Bryant, as well as various non-core real estate assets.

       . Successfully developed and established Abercrombie & Fitch and Limited Too as independent companies.

       .  Closed over 1,500 stores.

       .  Substantially downsized Henri Bendel.

       . Repositioned Structure as the menswear business of Express, rebranding it as Express Men's.

    . Increased focus on fully exploiting key retail brands: the creation of "360(degrees) brands." Over the past several years, we have increasingly focused our strategic thinking on fully exploiting the key brands of The Limited and Intimate Brands across merchandise categories (including apparel, intimate apparel and personal care products) and distribution channels.

    . The potential advantages of a recombination of The Limited and Intimate Brands in fully exploiting its key retail brands. Our senior management has considered from time to time whether a recombination would facilitate the full exploitation of the key brands and ultimately generate greater stockholder value as compared to maintaining Intimate Brands and The Limited as separate public companies. In particular, a recombination would provide greater flexibility in allocating resources and expertise, including closer coordination between executives within different brands and businesses.

    . Additional potential benefits of a recombination. Our senior management also considered whether a recombination might provide additional potential benefits, including:

       . Elimination of management distraction as a result of the time spent maintaining two separate public companies.

       . Elimination of uncertainty regarding The Limited's future plans for Intimate Brands, including uncertainty on the part of lenders and rating agencies.

       . The opportunity for modest cost-savings through the elimination of certain duplicative functions.

    . A belief that the key objectives of the initial public offering of Intimate Brands have been substantially achieved. Our senior management has in recent years come to the view that the objectives of the initial public offering have been substantially achieved. Specifically, our senior management believes that the separation has, among other things:

       . Facilitated the development of the brands and businesses of Intimate Brands by highlighting their significance and focusing attention and resources on their development.

       . Allowed Intimate Brands to be successful in recruiting and retaining talented executives and associates.

       . Focused the investor community on the performance and prospects of the Intimate Brands' businesses.

       . Encouraged the entrepreneurial spirit of Intimate Brands executives and associates by allowing them to participate more directly in the performance of Intimate Brands. However, as the two companies become more similar and the scope of the opportunities provided by a recombination of the two companies becomes more apparent, the need to maintain Intimate Brands as a separate company appears to be substantially reduced.


    . Lack of differentiation in the investor community between The Limited and Intimate Brands. Our senior management observed that investors are increasingly viewing The Limited and Intimate Brands as very similar companies, as a result of, among other things, the convergence of the growth rates of the two companies and the fact that Intimate Brands has contributed an increasingly large part of The Limited's earnings. For example, we estimate that Intimate Brands will contribute approximately 90% of The Limited's operating income for fiscal 2001. This lack of differentiation is also evidenced by the fact that Intimate Brands represents a significant portion of the market capitalization of The Limited. As of February 4, 2002, Intimate Brands represented approximately 95% of The Limited's market value.


   In the course of their review of alternative organizational structures of the two companies, members of our senior management consulted from time to time with financial and legal advisors, although no specific transaction was pursued or presented to our Board of Directors.


   In November 2001, we held discussions with Goldman, Sachs & Co. to assist our management in its evaluation of a range of transactions involving a number of our businesses, including Intimate Brands. In December 2001, our senior management, together with Goldman Sachs and our legal advisors, Davis Polk & Wardwell, continued its evaluation of alternatives with respect to Intimate Brands. We subsequently engaged Goldman Sachs and Banc of America Securities LLC as financial advisors to assist in senior management's evaluation of these alternatives. Among other things, our senior management considered whether Intimate Brands and The Limited should remain separate public companies or be recombined and, if they were to be recombined, various mechanisms for doing so. For various reasons set forth under "--The Limited's Reasons for the Offer and the Merger," The Limited's Board of Directors determined to pursue a recombination of The Limited and Intimate Brands (rather than maintaining separate public companies) and to do so through the offer and the merger. Each other mechanism for effecting the recombination raised adverse timing, complexity, tax and other consequences that made them less attractive than the offer and the merger.

   During January 2002, Leslie H. Wexner, our Chairman and Chief Executive Officer, and other members of our senior management, held informal discussions with a number of our directors regarding various alternatives with respect to Intimate Brands. On January 28, 2002, the Finance Committee of our Board of Directors held a telephonic meeting to consider these matters, including the offer and the merger.

   On January 31 and February 1, 2002, our Board of Directors met to consider the offer and the merger. After presentations from senior management, our financial advisors, Goldman Sachs and Banc of America Securities, and our counsel, Davis Polk & Wardwell, and discussion among directors, on February 1, the offer and the merger were unanimously approved by our Board of Directors, subject to final approval of the transactions by a committee of the Board consisting of Mr. Wexner and Allan R. Tessler, Chairman of the Finance Committee of our Board.

   On February 4, 2002, Messrs. Wexner and Tessler held a telephonic conference and approved commencing the offer and, upon completion of the offer, effecting the merger.

   Later on February 4, Mr. Wexner and other members of our senior management held a telephonic conference with several members of the Intimate Brands Board of Directors to inform them of the offer and the merger. Shortly after that call, The Limited issued a press release announcing the transaction and addressing several other matters, and Mr. Wexner delivered the following letter to all members of the Intimate Brands Board of Directors who are not also members of The Limited's Board of Directors:

February 4, 2002

Board of Directors
Intimate Brands, Inc.

Dear Intimate Brands Directors:

   I am writing on behalf of the Board of Directors of The Limited to confirm the key aspects of our call earlier this evening.

   As we discussed, The Limited's Board of Directors has determined that it is desirable to recombine Intimate Brands and The Limited. We believe this step is strategically and operationally compelling and should yield a number of significant benefits. Most importantly, we believe it would put the Limited and IBI in a better position to exploit fully both companies' key brands and thereby create greater value for all stockholders.

   As a result, tomorrow morning The Limited will commence an offer to IBI stockholders in which we will offer to exchange 1.046 shares of Limited common stock for each share of Intimate Brands common stock we do not own. We have set the exchange ratio so that Intimate Brands stockholders will have approximately the same ownership interest in Intimate Brands' businesses immediately after completion of the transaction that they currently hold while also getting the same interest in The Limited's other businesses and assets. The exchange ratio also represents an approximately 6.1% premium over the Intimate Brands common stock closing price on February 4, 2002.

   Assuming that the conditions to the offer are satisfied (including a non-waivable condition that The Limited own at least 90% of the common stock of Intimate Brands) and that the offer is completed, we will then effect a "short-form" merger in which the remaining Intimate Brands public stockholders will receive the same consideration unless it is not legal to do so. The share exchange in both the offer and the merger will be tax-free to IBI stockholders for U.S. federal income tax purposes.

   We believe that the recombination should be well received by Intimate Brands' stockholders. It is strategically sound, and we hope it will facilitate meaningful growth in the years ahead. I believe this is truly a win-win transaction for both companies and their stockholders.

   Although we are not seeking to reach a formal agreement with you on the transaction, we are aware that you will need to review the transaction and make a recommendation to your stockholders. We also understand that it would be customary in transactions of this type for a special committee of independent directors to be established to review the transaction and make its recommendation and for that committee to retain independent financial and legal advisors. Needless to say, The Limited supports the creation of such a committee and the retention by it of independent advisors.

   On a personal note, I want to express my thanks to each of you for your efforts in helping build IBI into the extraordinary business that it is and for the work to be done in evaluating this transaction.

   Please do not hesitate to call Ann Hailey or me with any questions or if we can be of any assistance.

   We look forward to moving ahead on this exciting transaction that we believe will generate value for Limited and Intimate Brands stockholders alike.

Sincerely,

/s/   LESLIE H. WEXNER

Leslie H. Wexner
Chairman and Chief Executive Officer

   On February 5, 2002, The Limited commenced the offer.

The Limited's Reasons for the Offer and the Merger

   At its meeting on February 1, 2002, our Board of Directors unanimously determined to pursue the offer and the merger, subject to final approval of the offer and the merger by a committee of the Board consisting of Leslie H. Wexner and Allan R. Tessler. In reaching its conclusion, the Board considered the following material factors, among others:

    . Our increased strategic focus on strengthening a smaller number of key businesses and brands and fully exploiting the key brands across different merchandise categories and distribution channels.

    . The potential advantages of the recombination of Intimate Brands and The Limited in fully capitalizing on the strength of the key brands of both companies by providing greater flexibility in allocating resources and expertise.

    . The other potential benefits of a recombination, including elimination of management distraction as a result of time spent maintaining two public companies, elimination of uncertainty regarding The Limited's future plans for Intimate Brands and the opportunity for modest cost savings.

    . Their belief that the key objectives of the initial public offering of Intimate Brands have been substantially achieved, including the fact that the separation facilitated the development of its businesses and brands and allowed Intimate Brands to attract talented executives and associates.

    . Their belief that investors are increasingly viewing The Limited and Intimate Brands as very similar companies, as evidenced by the convergence of the growth rates of the two companies and the substantially similar market capitalizations of the two companies.

    . Their belief that the anticipated strategic and operational benefits of the recombination outweighed the estimated earnings dilution, particularly after considering the non-cash, largely one-time nature of the additional expenses.

    . The various factors outlined under "--Additional Factors for Consideration by Intimate Brands Stockholders."

   The foregoing discussion of the information and factors considered by our Board of Directors is not intended to be exhaustive, but includes the material factors they considered. In view of the variety of factors considered in connection with its evaluation of the offer and the merger, our Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors.

Additional Factors For Consideration by Intimate Brands Stockholders

   In deciding whether or not to tender your Intimate Brands shares, you should consider the following factors in addition to the factors set forth under "Risk Factors" and the other factors set forth in this prospectus.

   We believe the offer should be attractive to you as an Intimate Brands stockholder for the following reasons:

    . The exchange ratio has been set so that you will have approximately the same ownership interest in Intimate Brands' businesses immediately after the completion of the offer and the merger as you currently hold. In addition, as a Limited stockholder, you will also have an ownership interest in The Limited's other businesses and assets.

    . You will have the opportunity to continue to participate in Intimate Brands' growth through your ownership of Limited shares, the value of which is predominantly represented by our ownership stake in Intimate Brands, which have traded similarly to Intimate Brands shares over the last 3 years. For example, as of the day prior to commencement of the offer, Intimate Brands represented approximately 95% of The Limited's market capitalization.

    . The exchange ratio in the offer, 1.046, equals the highest ratio of the closing prices of Intimate Brands and Limited common stock, or the "trading ratio," over the two year period prior to the announcement of the offer. Additionally, the exchange ratio reflects approximately a 6.3% and 8.8% premium over the six month and twelve month historical average trading ratios, respectively.

    . Based on the $17.75 closing price per share of Limited common stock on February 4, 2002, the last trading day prior to the commencement of the offer, the exchange ratio reflected a value per Intimate Brands share of approximately $18.57, a 6.1% premium over the closing price on February 4, 2002, a 27.5% premium over the average closing price of Intimate Brands Class A common stock over the past year and a 37.1% premium over the average closing price of Intimate Brands Class A common stock over the past six months.

    . We believe that the combined company will be better positioned to achieve meaningful long-term earnings growth than Intimate Brands on a stand-alone basis due to opportunities to leverage brands across the two companies, as well as the elimination of management distraction as a result of the time spent maintaining two separate entities.

    . We expect there will be a more liquid trading market for the Limited shares you will receive in the offer and the merger than there is for the Intimate Brands shares you now hold. Based on the number of shares of Limited common stock and Intimate Brands common stock outstanding as of January 30, 2002, there will be approximately 512.9 million shares of The Limited common stock outstanding if the offer and the merger are completed, compared to approximately 80.1 million shares of Intimate Brands Class A common stock outstanding as of January 30, 2002.

    . The offer and the merger will be tax-free for U.S. Federal income tax purposes for participating Intimate Brands stockholders.

                                   THE OFFER

General

   The Limited, through its wholly-owned subsidiary, Intimate Brands Holding Co., Inc. (which is sometimes referred to as "IB Holdings"), is offering, upon the terms and subject to the conditions described in this prospectus and the related letter of transmittal, to exchange 1.046 shares of Limited common stock for each outstanding share of Intimate Brands Class A common stock validly tendered on or prior to the expiration date and not properly withdrawn. This exchange ratio has been set so that you will have approximately the same ownership interest in Intimate Brands' businesses immediately after the completion of the offer and the merger as you currently hold. In addition, as a Limited stockholder, you will also have an ownership interest in The Limited's other businesses and assets. This exchange ratio represents a 6.1% premium to the closing price of Intimate Brands Class A common stock on February 4, 2002. It also represents an approximate 6.3% premium to the average ratio of the closing stock prices of Intimate Brands and Limited common stock for the six months ended February 4, 2002 and an approximate 8.8% premium to the average ratio of the closing stock prices of Intimate Brands and Limited common stock for the one year ended February 4, 2002.

   Our obligation to exchange shares of Limited common stock for Intimate Brands shares pursuant to the offer is subject to several conditions referred to below under "Conditions of the Offer."


   The term "expiration date" means 5:00 p.m., New York City time, on March 11, 2002, unless we extend the period of time for which the offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires. Although we are entitled to extend the offer in the manner described under "--Extension, Termination and Amendment" below, we will not provide for a "subsequent offering period" (as provided for in Rule 14d-11 under the Securities Exchange Act of 1934, or the "Exchange Act") after the expiration of the offer.


   If you are the record owner of your Intimate Brands shares and you tender your shares directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. If you own Intimate Brands shares through the Savings and Retirement Plan or the Intimate Brands' Stock Purchase Plan, and the agent for the relevant plan tenders the shares on your behalf, you will not have to pay any fees or commissions. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of Intimate Brands common stock pursuant to our offer will be paid by us or on our behalf.

   We will, as soon as practicable after consummation of the offer, cause Intimate Brands to merge with and into IB Holdings (with IB Holdings surviving the merger and being renamed "Intimate Brands"), unless it is not lawful to do so. In the merger, each remaining outstanding share of Intimate Brands Class A common stock (except for shares held in the treasury of Intimate Brands, shares that we own and shares held by any stockholder properly exercising appraisal rights) will be converted into the right to receive the same number of shares of Limited common stock that you would have received if you had tendered your shares in the offer. See "--Purpose of the Offer; The Merger; Appraisal Rights." If the offer is completed, no further Intimate Brands stockholder or board action is required for us to complete the merger. If the offer and merger are completed, Intimate Brands employee stock options and restricted stock will be exchanged for Limited stock options and restricted stock with substantially similar terms.

   As of January 30, 2002, there were 80,085,683 shares of Class A common stock and 411,635,902 shares of Class B common stock outstanding. As of the date of this prospectus, The Limited, through IB Holdings, owns 411,635,902 shares of Intimate Brands Class B common stock, which is convertible into an equal number of shares of Class A common stock at our option at any time, and no shares of Intimate Brands Class A common stock. Based on this information and the number of shares of Limited common stock as of January 30, 2002, if the offer and the merger are completed, the historical Intimate Brands stockholders (other than IB Holdings) would receive approximately 16.3% of the outstanding shares of Limited common stock.

Timing of the Offer

   The offer is currently scheduled to expire on March 11, 2002; however, we may extend the offer from time to time as necessary until all conditions to the offer have been satisfied or waived. For more information, you should read the discussion under "--Extension, Termination and Amendment."

   We intend to promptly call a special meeting of our stockholders to vote on the proposal to issue shares of our common stock in the offer and the merger. We will solicit proxies in favor of approval of the proposal by our stockholders.

Extension, Termination and Amendment

   We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which our offer remains open if any condition to the offer has not been satisfied, and we can do so by giving oral or written notice of such extension to the exchange agent. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We are not making any assurances that we will exercise our right to extend our offer, although we may do so until all conditions have been satisfied or, where permissible, waived. During any such extension, all Intimate Brands shares previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your Intimate Brands shares. See "--Withdrawal Rights."


   Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time, (1) to delay our acceptance for exchange or our exchange of any Intimate Brands shares pursuant to the offer or to terminate our offer and not accept for exchange or exchange any Intimate Brands shares, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration of the offer and (2) to waive any condition (subject to the limits on waiver described under "Conditions of the Offer") or otherwise to amend the offer in any respect, by giving oral followed by written notice of such delay, termination or amendment to the exchange agent and by making a public announcement. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.


   We confirm to you that if we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, we decrease the percentage of Intimate Brands shares being sought or increase or decrease the consideration offered to holders of Intimate Brands shares, such increase or decrease will be applicable to all holders whose Intimate Brands shares are accepted for exchange pursuant to the offer, and if, at the time notice of any such increase or decrease is first published, sent or given to holders of Intimate Brands shares, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the offer will be extended until the expiration of such ten business day period. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Exchange of Intimate Brands Shares; Delivery of Limited Common Stock


   Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), The Limited will cause IB Holdings to accept for exchange, and will cause IB Holdings to exchange, Intimate Brands shares validly tendered and not properly withdrawn promptly after the expiration date. In addition, subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance of or the exchange of Intimate Brands shares in anticipation of receipt of any required governmental or regulatory approvals or similar matters.


   For purposes of the offer, IB Holdings will be deemed to have accepted for exchange Intimate Brands shares validly tendered and not properly withdrawn as, if and when it notifies the exchange agent of its acceptance of the tenders of those Intimate Brands shares pursuant to the offer. The exchange agent will deliver the Limited common stock in exchange for Intimate Brands shares pursuant to the offer and cash instead of fractional shares of Limited common stock as soon as practicable after receipt of IB Holdings' notice. The exchange agent will act as agent for tendering stockholders for the purpose of receiving Limited common stock from IB Holdings and transmitting such stock to you.


   If The Limited causes IB Holdings not to accept any tendered Intimate Brands shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more Intimate Brands shares than are tendered, The Limited will cause IB Holdings to return certificates for such unexchanged Intimate Brands shares without expense to the tendering stockholder or, in the case of Intimate Brands shares tendered by book-entry transfer of such Intimate Brands shares into the exchange agent's account at The Depository Trust Company (which we refer to as the "DTC") pursuant to the procedures set forth below under "--Procedure for Tendering," those Intimate Brands shares will be credited to an account maintained within DTC promptly following expiration or termination of the offer.


Cash Instead of Fractional Shares of Limited Common Stock

   The Limited will not issue certificates representing fractional shares of Limited common stock pursuant to the offer. The exchange agent, acting as agent for Intimate Brands stockholders otherwise entitled to receive fractional shares of Limited common stock, will aggregate all fractional shares and sell them for the accounts of such stockholders. The proceeds realized by the exchange agent upon the sale of such fractional shares will be distributed, net of commissions, to such stockholders on a pro rata basis. Such cash payments will be made through the exchange agent if the related shares of Intimate Brands common stock are tendered to the exchange agent or, if such shares are tendered through DTC, through DTC. NONE OF THE EXCHANGE AGENT, THE LIMITED, IB HOLDINGS OR THE DEALER MANAGERS WILL GUARANTEE ANY MINIMUM PROCEEDS FROM THE SALE OF SHARES OF LIMITED COMMON STOCK, AND NO INTEREST WILL BE PAID ON ANY SUCH PROCEEDS.

Withdrawal Rights

   Intimate Brands shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them for exchange pursuant to the offer, may also be withdrawn at any time after April 5, 2002.

   For your withdrawal to be effective, the exchange agent must receive from you a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of Intimate Brands shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Intimate Brands shares.

   An eligible institution (as defined below) must guarantee all signatures on the notice of withdrawal, unless the Intimate Brands shares to be withdrawn have been tendered for the account of any eligible institution. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. An "eligible institution" is a financial institution that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program. If Intimate Brands shares have been tendered pursuant to the procedures for book-entry tender as set forth below under "Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Intimate Brands shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Intimate Brands shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding.

   Neither we, the exchange agent, the information agent, the dealer managers nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Intimate Brands shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn Intimate Brands shares by following one of the procedures described under "--Procedure for Tendering" or "--Guaranteed Delivery" at any time prior to the expiration date.

Procedure for Tendering

   For you to validly tender Intimate Brands shares pursuant to the offer, (1) a properly completed and duly executed letter of transmittal, together with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus and either (x) certificates for tendered Intimate Brands shares must be received by the exchange agent at such address or (y) such Intimate Brands shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received (we refer to this confirmation below as a "book-entry confirmation")), in each case before the expiration date, or (2) you must comply with the guaranteed delivery procedure described below. Participants in the Savings and Retirement Plan or the Intimate Brands Stock Purchase Plan may also participate in the offer and should follow the procedures described under "--Special Procedures for Savings and Retirement Plan and Stock Purchase Plan Participants; Stock Options" to tender their Intimate Brands shares.

   The term "agent's message" means a message, transmitted by the Depository Trust Company, or DTC, to, and received by, the exchange agent, and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Intimate Brands shares which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

   The exchange agent will establish accounts with respect to the Intimate Brands shares at DTC for purposes of the offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Intimate Brands shares by causing DTC to transfer such Intimate Brands shares into the exchange agent's account in accordance with DTC's procedures for such transfer. However, although delivery of Intimate Brands shares may be effected through book-entry at DTC, the letter of transmittal (or a manually signed facsimile of such document), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses specified on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

   Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Intimate Brands shares are tendered either by a registered holder of Intimate Brands shares who has not completed the box entitled "Special Issuance Instructions" on the letter of transmittal or for the account of an eligible institution.

   If the certificates for Intimate Brands shares are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

   Participants in the Savings and Retirement Plan and the Intimate Brands Stock Purchase Plan may also participate in the offer and should follow the procedures set forth in "--Special Procedures for Savings and Retirement Plan and Stock Purchase Plan Participants; Stock Options" to tender their Intimate Brands shares.

   THE METHOD OF DELIVERY OF INTIMATE BRANDS SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

   TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH RECEIVED PURSUANT TO OUR OFFER, YOU MUST PROVIDE THE EXCHANGE AGENT WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SOME STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING REQUIREMENTS. SEE "MATERIAL FEDERAL INCOME TAX CONSEQUENCES."

Guaranteed Delivery

   If you wish to tender your Intimate Brands shares pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your Intimate Brands shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

   (1)  you make your tender by or through an eligible institution;

   (2) a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the exchange agent as provided below on or prior to the expiration date; and

   (3) the certificates for all tendered Intimate Brands shares (or a confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile of such document), with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

   You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail it to the exchange agent and must include a guarantee by an eligible institution in the form set forth in that notice.

   In all cases, The Limited will cause IB Holdings to exchange Intimate Brands shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for Intimate Brands shares (or timely confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), properly completed and duly executed letter(s) of transmittal, or an agent's message in connection with a book-entry transfer, and any other required documents.

Special Procedures for Savings and Retirement Plan and Stock Purchase Plan Participants; Stock Options

   Savings and Retirement Plan. Participants in the Savings and Retirement Plan who wish to participate in the offer may instruct the trustee of such plan to tender Intimate Brands shares attributable to their plan accounts by completing, executing and returning to such trustee the election form included in the Letter from the Savings and Retirement Plan Administrative Committee sent to such participants.

   Stock Purchase Plan. Participants in the Stock Purchase Plan who wish to participate in the offer may instruct the agent for such plan to tender Intimate Brands shares attributable to their plan accounts by notifying such agent of the election as provided in the Notice to Stock Purchase Plan Participants sent to such participants.

   Intimate Brands Stock Options. Holders of vested but unexercised options to purchase Intimate Brands shares may exercise such options for cash in accordance with the terms of the Intimate Brands stock option plan and tender the Intimate Brands shares received upon such exercise pursuant to the general instructions for tendering shares discussed in "--Procedure for Tendering." In connection with the merger, unvested options to purchase Intimate Brands shares will be exchanged for Limited stock options with substantially similar terms.

   PARTICIPANTS IN THE STOCK PURCHASE PLAN OR THE SAVINGS AND RETIREMENT PLAN MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF INTIMATE BRANDS SHARES, BUT MUST USE THE SEPARATE ELECTION FORM SENT TO THEM. STOCK PURCHASE PLAN AND SAVINGS AND RETIREMENT PLAN PARTICIPANTS ARE URGED TO READ THE SEPARATE ELECTION FORM AND RELATED MATERIALS CAREFULLY.

Effect of Tender

   By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Intimate Brands shares tendered and accepted for exchange by us and with respect to any and all other Intimate Brands shares and other securities issued or issuable in respect of the Intimate Brands shares on or after February 5, 2002. Such appointment is effective, and voting rights will be affected, when and only to the extent that IB Holdings (or The Limited acting on behalf of IB Holdings) accepts for exchange the Intimate Brands shares that you have tendered with the exchange agent. All such proxies shall be considered coupled with an interest in the tendered Intimate Brands shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies given by you will be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Intimate Brands shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Intimate Brands stockholders, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Intimate Brands shares to be deemed validly tendered, immediately upon our exchange of such Intimate Brands shares, we must be able to exercise full voting rights with respect to such Intimate Brands shares.

   We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Intimate Brands shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of Intimate Brands shares determined by us not to be in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. Subject to the applicable rules and regulations of the SEC, we also reserve the absolute right to waive any of the conditions of the offer (other than the minimum tender condition, the condition relating to obtaining Limited stockholder approval and all other conditions, failure to satisfy which would prevent us from effecting the merger), or any defect or irregularity in the tender of any Intimate Brands shares. No tender of Intimate Brands shares will be deemed to have been validly made until all defects and irregularities in tenders of Intimate Brands shares have been cured or waived. Neither we, the exchange agent, the information agent, the dealer managers nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Intimate Brands shares or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding.

   The tender of Intimate Brands shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

Purpose of the Offer; The Merger; Appraisal Rights

  Purpose of the Offer and the Merger

   We are making the offer in order to acquire all of the outstanding shares of Intimate Brands common stock not owned by us. We intend, as soon as practicable after completion of the offer, to cause Intimate Brands to merge with and into IB Holdings. IB Holdings will be the surviving corporation after the merger and will be renamed "Intimate Brands." The purpose of the merger is to acquire all publicly-held Intimate Brands shares not tendered and exchanged pursuant to the offer. In the merger, each then outstanding Intimate Brands share (except for shares held in the treasury of Intimate Brands, shares that we own and shares held by any stockholder properly exercising appraisal rights) would be converted into the right to receive the same number of shares of Limited common stock that you would have received if you had tendered your shares in the offer.

  The Merger

   Assuming the conditions to the offer are satisfied or waived and the offer is completed, we could consummate the merger without any additional vote of the holders of our common stock or any vote of Intimate Brands stockholders under
Section 253 of the Delaware General Corporation Law because we would own at least ninety percent (90%) of the Class A common stock of Intimate Brands (assuming conversion of our Intimate Brands Class B common stock into Class A common stock). We currently intend to complete the offer as soon as the conditions to the offer are satisfied, and we will consummate the merger as soon as practicable after the offer is completed.

  Appraisal Rights

   Under Delaware law, Intimate Brands stockholders do not have appraisal rights in connection with the offer. However, Intimate Brands stockholders do have appraisal rights in connection with the merger under Delaware law. Intimate Brands stockholders at the time of the merger will have the right to dissent and demand appraisal of their Intimate Brands shares. Dissenting stockholders who comply with certain statutory procedures will be entitled to receive judicial determination of the fair value of their Intimate Brands shares and to receive payment of such fair value in cash, together with a rate of interest, if any. This discussion is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, which contains the Delaware appraisal statute. A copy of this provision is attached to this document as Annex A. If you fail to take any action required by Delaware law, your rights to an appraisal may be waived or terminated.

    Notification of Merger's Effectiveness

   Either before the effective time of the merger or within ten days thereafter, Intimate Brands will send notice of the effectiveness of the merger and the availability of appraisal rights to each Intimate Brands stockholder (other than The Limited or its subsidiaries).

    Electing Appraisal Rights

   To perfect appraisal rights, the record holder of Intimate Brands common stock must within 20 days after the date of mailing of such notice deliver a written demand for appraisal to Intimate Brands. This demand must reasonably inform Intimate Brands of the identity of the holder of record and that the stockholder demands appraisal of his, her or its shares of Intimate Brands common stock.

   A demand for appraisal must delivered to: Corporate Secretary, Intimate Brands, Inc., Three Limited Parkway, Columbus, Ohio 43216.

    Only Record Holders May Demand Appraisal Rights

   Only a record holder of Intimate Brands common stock is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder's name appears on the holder's stock certificates.

    . If the Intimate Brands common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

    . If the Intimate Brands common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

    . An authorized agent, including one or two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

    . A holder of record, such as a broker, who holds common stock as nominee for beneficial owners, may perfect a holder's right of appraisal with respect to common stock held for all or less than all of such beneficial owners. In that case, the written demand should set forth the number of shares of common stock held for all or less than all of such beneficial owners. In that case, the written demand should set forth the number of shares of common stock covered by the demand. If no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock registered in the name of the record holder.

    Court Petition Must Be Filed

   Within 120 days after the effective time of the merger, the surviving corporation in the merger or any stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Intimate Brands common stock. Stockholders seeking to perfect appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by Delaware law.

    Appraisal Proceeding by Delaware Court

   If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. The court will appraise the common stock owned by the stockholders and determine its fair value. In determining fair value, the court may consider any generally accepted valuation techniques, but will exclude the element of value arising from the accomplishment and expectation of the merger. The court will also determine the amount of interest, if any, to be paid upon the value of the common stock to the stockholders entitled to appraisal.

   The value determined by the court for Intimate Brands common stock could be more than, less than, or the same as the merger consideration, but the form of the consideration payable as a result of the appraisal proceeding would be cash. The court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including reasonable attorney's fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged against the value of all common stock entitled to appraisal.

    Effect of Appraisal Demand on Voting and Right to Dividends

   Any stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time.

    Loss, Waiver or Withdrawal of Appraisal Rights

   Holders of Intimate Brands common stock lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. A stockholder will also lose the right to an appraisal by delivering to the surviving corporation a written withdrawal of such stockholder's demand for an appraisal, provided, however, that any attempt to withdraw that is made more than 60 days after the effective time requires the written approval of the surviving corporation. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger, without interest. The number of shares of Limited common stock, and cash instead of a fraction of a share of Limited common stock, delivered to such stockholder will be based on the same exchange ratio utilized in the offer and the merger, regardless of the market price of Limited shares at the time of delivery.

    Dismissal of Appraisal Proceeding

   If an appraisal proceeding is timely instituted, such proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

Certain Legal and Regulatory Matters

   Except as set forth in this prospectus, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of Intimate Brands shares. We intend to make all required filings under the Securities Act of 1933 and the Securities Exchange Act of 1934.

  State Takeover Laws

   A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. We have not attempted to comply with state takeover statutes in connection with the offer, except that we do intend to comply with certain filing requirements under the laws of the State of Ohio. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer, and nothing in this prospectus nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the offer, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase shares tendered pursuant to the offer or be delayed in continuing or consummating the offer. In such case, we may not be obligated to accept for purchase, or pay for, any shares tendered. See "Conditions of the Offer--Other Conditions of the Offer" below.

  Intimate Brands Charter

   Article Eleventh of Intimate Brands' Amended and Restated Certificate of Incorporation provides that the approval or authorization of a "business combination" (defined as a variety of transactions, including mergers) with an "interested person" (defined generally as a person beneficially owning capital stock entitled to cast at least 5% of the voting power of Intimate Brands) requires the vote of not less than 75% of the outstanding shares of voting stock held by stockholders other than the interested stockholder. Although The Limited is an "interested person", this provision does not apply to the offer or the merger because (i) the offer is not a "business combination" within the meaning of Article Eleventh and (ii) a "short form" merger effected under
Section 253 of the Delaware General Corporation Law, which in accordance with that section does not require stockholder approval, is not subject to the requirements of Article Eleventh of Intimate Brands' Amended and Restated Certificate of Incorporation.

Financing of the Offer and the Merger

   The securities required to consummate the offer and the merger are available from The Limited's authorized but unissued shares. Fees and expenses in connection with the offer and the merger are estimated to be approximately $14 million, including the SEC filing fee and the fees of the information agent, the exchange agent, the dealer managers, financial advisors, the financial printer, counsel, accountants and other professionals. We will obtain all of such funds from The Limited's available capital resources.

Plans for Intimate Brands

   Although we have no plans to make any significant changes at this time, following the completion of the offer and the merger, we expect to review Intimate Brands and its assets, corporate structure, capitalization, operations, property, management, personnel and policies to determine what changes, if any, are desirable or appropriate to better organize, integrate and coordinate its businesses with those of The Limited. We may in the future also consider transactions such as acquisitions or dispositions of material assets, formation of alliances, joint ventures or other forms of cooperation with third parties or other extraordinary transactions affecting Intimate Brands or its operations.

                            CONDITIONS OF THE OFFER

   Notwithstanding any other provision of the offer, and without prejudice to The Limited's and IB Holdings' other rights, neither The Limited nor IB Holdings will be required to accept for exchange or, subject to any applicable rules of the SEC, exchange any shares of Intimate Brands common stock, and The Limited and IB Holdings may terminate, extend or amend the offer if, at the expiration date, any of the following offer conditions have not been satisfied or, to the extent permitted, waived. We will not waive the minimum tender, Limited stockholder approval, the New York Stock Exchange, or "NYSE," listing and registration statement effectiveness conditions or any other condition failure to satisfy which would prevent us from effecting the merger.

Minimum Tender Condition

   There must be validly tendered and not properly withdrawn prior to the expiration of the offer a number of Intimate Brands shares which, together with the Intimate Brands shares we currently own (which will be converted into Class A common stock of Intimate Brands), will constitute at least 90% of the total number of outstanding shares of Class A common stock of Intimate Brands as of the date that IB Holdings accepts the Intimate Brands shares for exchange pursuant to the offer. As of January 30, 2002, there were 80,085,683 shares of Intimate Brands Class A common stock outstanding and 13,083,366 shares of Intimate Brands Class A common stock were issuable pursuant to outstanding employee stock options. Assuming that no additional shares of Intimate Brands common stock are issued prior to the expiration of the offer (whether upon exercise of employee stock options or otherwise), we believe that the minimum tender condition would be satisfied if at least an aggregate of 30,913,525 shares of Intimate Brands Class A common stock are validly tendered pursuant to the offer and not properly withdrawn.

Approval of The Limited Stockholders

   Rule 312.03 of the New York Stock Exchange requires us to obtain the approval of our stockholders for the issuance of shares of Limited common stock in the offer and the merger since the number of shares to be issued will exceed 20% of the shares of Limited common stock outstanding immediately prior to the issuance. Our offer is conditioned upon the approval of the issuance of shares of Limited common stock pursuant to the offer and the merger by the affirmative vote of a majority of the votes cast by the holders of Limited common stock at a meeting of such holders subject to compliance with all applicable quorum requirements. We intend to promptly call a meeting of our stockholders to vote on the proposal to issue shares of Limited common stock in the offer and the merger. We will solicit proxies in favor of approval of the proposal.

NYSE Listing of Limited Common Stock

   Our offer is conditioned upon the shares of Limited common stock which will be issued to the Intimate Brands stockholders in the offer and the merger being approved for listing on the NYSE, subject to official notice of issuance.

Registration Statement Effectiveness

   Our offer is conditioned upon the registration statement on Form S-4 of which this prospectus is a part being declared effective under the Securities Act of 1933, as amended, and not being subject to any stop order suspending its effectiveness or any proceedings seeking a stop order.

Other Conditions of the Offer


   Our offer is also subject to the conditions that, at the time of the expiration date of the offer, none of the following shall have occurred and be continuing which, in our good faith judgment, regardless of the circumstances, makes it impossible or inadvisable to proceed with the offer or the merger:

   (a) There shall have been (1) any action, proceeding or litigation, pending or threatened, seeking to enjoin, make illegal or otherwise prevent or materially delay consummation of the offer or the merger or otherwise relating in any manner to the offer or the merger instituted before any court or other regulatory or administrative authority, or (2) any order, stay, judgment or decree shall have been issued by any court, government, governmental authority or other regulatory or administrative authority and be in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which would or might restrain, prohibit or delay consummation of, or alter or otherwise affect, the offer or the merger or materially impair the contemplated benefits of the offer or the merger to The Limited;

   (b) There shall have occurred (and the adverse effect of such occurrence shall, in the good faith judgment of The Limited, be continuing) (1) any general suspension of trading in, or limitation on prices for, securities on any national exchange or in the over-the-counter market in the United States,
(2) any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 20% in either the Dow Jones average of industrial stocks or the Standard & Poor's 500 Index from February 4, 2002, (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (4) any limitation (whether or not mandatory) by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions, (5) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely (or to delay materially) the consummation of the offer or the merger, or (6) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

   (c) Any tender or exchange offer with respect to some or all of the outstanding Limited common stock or the Intimate Brands common stock (other than this offer), or a merger, acquisition or other business combination proposal for The Limited or Intimate Brands (other than this offer and the merger), shall have been proposed, announced or made by any person or entity;


   (d) There shall have occurred any event or events that have resulted, or may, in the good faith judgment of The Limited, result in an actual or threatened material adverse change in the business, condition (financial or other), income, operations, stock ownership or prospects of The Limited and its subsidiaries, taken as a whole, or of Intimate Brands and its subsidiaries, taken as a whole; and


   (e) There shall have occurred or be in existence any other event, circumstance or condition which, in the good faith judgment of The Limited, would prevent IB Holdings or Intimate Brands from effecting the merger following the completion of the offer.


   The foregoing conditions are solely for our benefit and we may assert them regardless of the circumstances giving rise to any such conditions. We may also, in our reasonable discretion, waive these conditions in whole or in part (subject to the limitations on waiver described in the first paragraph of this section). The determination as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the expiration of the offer.

                   MATERIAL FEDERAL INCOME TAX CONSEQUENCES

   The following are the material United States federal income tax consequences of the offer and the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this prospectus, all of which may change, possibly with the retroactive effect.

   This discussion only addresses persons who hold their Intimate Brands shares as capital assets. It does not address all aspects of federal income taxation that may be relevant to an Intimate Brands stockholder in light of that stockholder's particular circumstances or to an Intimate Brands stockholder subject to special rules, such as:

    .  a stockholder who is not a citizen or resident of the United States;

    . a stockholder that is a foreign corporation, foreign estate or foreign trust;

    .  a financial institution or insurance company;

    .  a tax-exempt organization;

    .  a dealer or broker in securities;

    . a stockholder that holds its Intimate Brands stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or

    . a stockholder who acquired its Intimate Brands stock pursuant to the exercise of options or otherwise as compensation.

   Participants in the Savings and Retirement Plan may be subject to tax consequences in connection with the offer and the merger that are not discussed below. These consequences are briefly summarized in separate materials distributed to those participants.

   In the opinion of Davis Polk & Wardwell, the offer and the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This opinion is based on representations made by The Limited and on the assumption that the offer and the merger will be consummated in the manner described in this prospectus.

   The consequences of treatment of the offer and the merger as a reorganization are that, for federal income tax purposes:

    . A holder of Intimate Brands common stock will not recognize any gain or loss upon that stockholder's exchange of its shares of Intimate Brands common stock for shares of Limited common stock in the offer or the merger.

    . To the extent that a holder of Intimate Brands common stock receives cash instead of a fractional share of Limited common stock, the holder will be required to recognize gain or loss, measured by the difference between the amount of cash received instead of that fractional share and the portion of the tax basis of that holder's shares of Intimate Brands common stock allocable to that fractional share of Limited common stock. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the share of Intimate Brands common stock is more than one year as of the expiration date for the offer or the effective time of the merger, as applicable.

    . A holder of Intimate Brands common stock will have a tax basis in the Limited common stock received in the offer or the merger equal to (1) the tax basis of Intimate Brands common stock surrendered by that holder, less (2) any tax basis of the Intimate Brands common stock surrendered that is allocable to any fractional share of Limited common stock for which cash is received.

    . The holding period for shares of Limited common stock received in exchange for shares of Intimate Brands common stock in the offer or the merger will include the holding period for the shares of Intimate Brands common stock surrendered in the merger.

   The exchange agent will be required to withhold 30% of any cash payment to which an Intimate Brands stockholder is entitled pursuant to the offer or the merger, unless such stockholder provides the stockholder's tax identification number (social security number or employer identification number) and certifies that such number is correct, or unless an exemption from backup withholding applies. Each holder of Intimate Brands stock will need to complete and sign the form W-9 that will be included in the transmittal letter to avoid backup withholding, unless the holder can establish in a manner satisfactory to the exchange agent that an exemption applies.

   The foregoing discussion is intended to provide only a general summary of the material federal income tax consequences of the offer and the merger, and is not a complete analysis or description of all potential federal income tax consequences of the offer and the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state, or local tax consequences of the offer and the merger. Accordingly, The Limited urges each Intimate Brands stockholder to consult his or her own tax advisor to determine the particular United States federal, state or local or foreign income or other tax consequences to him or her of the offer and the merger.

            CERTAIN EFFECTS OF THE OFFER; EXCHANGE ACT REGISTRATION

   Following the completion of the offer but before the completion of the merger, the liquidity and market value of the remaining shares of Intimate Brands common stock held by the public and the rights of the holders of those shares may be adversely affected.

   The shares of Intimate Brands common stock are currently traded on the NYSE. Depending on the number of shares of Intimate Brands Class A common stock exchanged pursuant to the offer, the shares of Intimate Brands Class A common stock may no longer meet the requirements of the NYSE for continued listing. For example, published guidelines of the NYSE indicate that the NYSE would consider delisting the outstanding shares of Intimate Brands Class A common stock if, among other things, (i) the number of publicly held shares of Intimate Brands Class A common stock (exclusive of the holdings of directors, officers, and members of their immediate families and other concentrated holdings of 10 percent or more) should fall below 600,000, (ii) the number of record holders of 100 or more shares of Intimate Brands Class A common stock should fall below 1,200 or (iii) the aggregate market value of publicly held shares should fall below $5 million. As of January 30, 2002, there were 80,085,683 shares of Intimate Brands Class A common stock outstanding, held by 4,156 holders of record.

   If the shares of Intimate Brands common stock are delisted from the NYSE, the market for them could be adversely affected. It is possible that shares of Intimate Brands common stock would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the National Association of Securities Dealers, Inc., Automated Quotations System or by other sources. The extent of the public market for Intimate Brands shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the shares of Intimate Brands common stock remaining at such time, the interest in maintaining a market in the shares of Intimate Brands common stock on the part of securities firms, the possible termination of registration of shares of Intimate Brands common stock under the Exchange Act, as described below, and other factors.

   Shares of Intimate Brands common stock are "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such shares. Depending on factors similar to those described above with respect to listing and market quotations, following consummation of the offer the shares of Intimate Brands common stock may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the shares of Intimate Brands common stock would not be eligible to be used as collateral for margin loans made by brokers.

   Intimate Brands common stock is currently registered under the Exchange Act. Intimate Brands may terminate that registration upon application to the SEC if the outstanding shares of Intimate Brands common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Intimate Brands common stock. Termination of registration of Intimate Brands common stock under the Exchange Act would reduce the information Intimate Brands must furnish its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the shares. Furthermore, the ability of "affiliates" of Intimate Brands and persons holding "restricted securities" of Intimate Brands to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares of Intimate Brands common stock under the Exchange Act were terminated, the shares of Intimate Brands common stock would no longer be eligible for NYSE reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

   After the completion of the merger, shares of Intimate Brands common stock will no longer be publicly traded or listed on any stock exchange. In addition, the registration of the Intimate Brands shares and the related reporting obligations under the Exchange Act will be terminated upon application to the SEC.

                               FEES AND EXPENSES

   We have retained Goldman, Sachs & Co. and Banc of America Securities LLC to act as co-dealer managers in connection with the offer and to provide certain financial advisory services in connection with the offer and the merger. Goldman Sachs and Banc of America Securities will receive customary compensation for such services and will be reimbursed for reasonable out-of-pocket expenses incurred in performing its services, including reasonable fees and expenses for legal counsel. We have agreed to indemnify Goldman Sachs and Banc of America Securities and related persons and entities against liabilities in connection with its services, including liabilities under the federal securities laws.

   We have retained D.F. King & Co., Inc. to act as information agent in connection with the offer. The information agent may contact Intimate Brands stockholders by mail, telephone, fax, electronic mail and personal interviews and may request brokers, dealers and other nominee stockholders to forward the offer materials to beneficial owners of shares of Intimate Brands common stock. D.F. King & Co. will be paid reasonable and customary fees for such services, plus reimbursement of reasonable out-of-pocket expenses, and we will indemnify D.F. King & Co. against certain liabilities and expenses in connection with the offer, including liabilities under federal securities laws.

   In addition, we have retained EquiServe Trust Company, N.A. as exchange agent. We will pay EquiServe Trust Company reasonable and customary compensation for its services in connection with the offer and the merger, will reimburse it for its reasonable out-of-pocket expenses and will indemnify it against certain liabilities and expenses in connection with the offer, including liabilities under federal securities laws.

                             ACCOUNTING TREATMENT

   The Limited's acquisition of the Intimate Brands minority interest through the offer and merger will be accounted for using the purchase method of accounting, as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." Accordingly, the purchase price will be allocated to the minority interest portion of the estimated fair value of identifiable net assets acquired. Any excess purchase price remaining after this allocation will be accounted for as goodwill, which will not be amortized.

             RELATIONSHIP BETWEEN INTIMATE BRANDS AND THE LIMITED

   The Limited, through IB Holdings, owns 100% of the outstanding Class B common stock of Intimate Brands, which currently represents approximately 93.9% of the combined voting power of the Intimate Brands' outstanding common stock. Each share of Class B common stock is convertible, at The Limited's option at any time, into one share of Class A common stock of Intimate Brands. By virtue of its ownership of Class B common stock, The Limited currently owns approximately 83.7% of Intimate Brands' Class A common stock.

Relationship of Directors and Executive Officers of Intimate Brands with The Limited

   Leslie H. Wexner, Chairman of the Board and Chief Executive Officer of Intimate Brands also serves as Chairman of the Board and Chief Executive Officer of The Limited. In addition, as of December 31, 2001, Mr. Wexner owned 130,657 shares of Class A common stock and options exercisable within 60 days to acquire 210,000 shares of Class A common stock of Intimate Brands. Mr. Wexner also owned 74,671,857 shares of Limited common stock and options exercisable within 60 days to acquire 2,454,232 shares of Limited common stock.

   E. Gordon Gee and Donald Shackelford, directors of Intimate Brands, also serve as directors of The Limited. Dr. Gee and Mr. Shackelford are the sole members of the compensation committee of the Intimate Brands Board of Directors as well as the sole members of the compensation committee of The Limited Board of Directors.

   As of December 31 2001, Dr. Gee owned 5,928 shares of Class A common stock and options exercisable within 60 days to acquire 10,975 shares of Class A common stock of Intimate Brands. Dr. Gee also owned 6,011 shares of Limited common stock and options exercisable within 60 days to acquire 9,026 shares of Limited common stock.

   As of December 31, 2001, Mr. Shackelford owned 14,442 shares of Class A common stock and options exercisable within 60 days to acquire 10,975 shares of Class A common stock of Intimate Brands. Mr. Shackelford also owned 108,195 shares of Limited common stock and options exercisable within 60 days to acquire 9,026 shares of Limited common stock.

   Leonard A. Schlesinger, an executive officer of Intimate Brands, also serves as Executive Vice President and Chief Operating Officer of The Limited. In addition, as of December 31, 2001, Mr. Schlesinger owned 1,000 shares of Class A common stock of Intimate Brands. Mr. Schlesinger also owned 22,231 shares of Limited common stock and options exercisable within 60 days to acquire 112,483 shares of Limited common stock.

   In addition, as of December 31, 2001, the following directors and executive officers of The Limited beneficially own shares of Intimate Brands common stock: Daniel P. Finkelman, an executive officer of The Limited, owned 4,676 shares of Class A common stock of Intimate Brands; V. Ann Hailey, an executive officer of The Limited, owned 4,400 shares of Class A common stock of Intimate Brands; Alex Shumate, a director of The Limited, owned 3,762 shares of Class A common stock and options exercisable within 60 days to acquire 7,299 shares of Class A common stock of Intimate Brands; Martin Trust, a director of The Limited, owned 18,528 shares of Class A common stock of Intimate Brands; and Raymond Zimmerman, a director of The Limited, owned 3,506 shares of Class A common stock of Intimate Brands.

   Roger D. Blackwell, a director of Intimate Brands, owns 13,600 shares of Limited common stock according to Intimate Brands' proxy statement filed with the SEC on April 20, 2001.

   Beth M. Pritchard, a director of Intimate Brands, also serves as President and Chief Executive Officer of Bath & Body Works, Inc., a subsidiary of Intimate Brands, and her compensation is ultimately determined by the compensation committee of the Intimate Brands Board, which is comprised of Dr. Gee and Mr. Shackelford, as stated above. In addition, according to Intimate Brands' proxy statement filed with the SEC on April 20, 2001, Ms. Pritchard owns 159,857 shares of Class A common stock and options exercisable within 60 days to acquire 495,254 shares of Class A common stock of Intimate Brands. Ms. Pritchard also owns 28,677 shares of Limited common stock.

   Grace A. Nichols, a director of Intimate Brands, also serves as President and Chief Executive Officer of Victoria's Secret Stores, Inc., a subsidiary of Intimate Brands, and her compensation is ultimately determined by the compensation committee of the Intimate Brands Board, which is comprised of Dr. Gee and Mr. Shackelford, as stated above. In addition, according to Intimate Brands' proxy statement filed with the SEC on April 20, 2001, Ms. Nichols owns 219,498 shares of Class A common stock and options exercisable within 60 days to acquire 360,504 shares of Class A common stock of Intimate Brands. Ms. Nichols also owns 51,085 shares of Limited common stock and options exercisable within 60 days to acquire 25,934 shares of Limited common stock.

   Tracey Thomas Travis serves as Chief Financial Officer of Intimate Brands and her compensation is ultimately determined by the compensation committee of the Intimate Brands Board, which is comprised of Dr. Gee and Mr. Shackelford, as stated above.

   Except as set forth in this prospectus, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates (a) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Intimate Brands, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Intimate Brands, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, (b) has engaged in contacts, negotiations or transactions with Intimate Brands or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets or (c) has had any other transaction with Intimate Brands or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer. Except for the shares of Intimate Brands common stock that we or our affiliates own as disclosed in this prospectus, neither we nor any of our affiliates beneficially own any Intimate Brands shares or have effected any transaction in the shares within the past 60 days.

Intercompany Arrangements

   Intimate Brands' relationship with The Limited is governed, in part, by agreements entered into in connection with the initial public offering of Intimate Brands in October 1995, including a services agreement, a corporate agreement, lease agreements, shared facilities agreements and a tax-sharing agreement. The following description is a summary of the material terms of these agreements which was included in Intimate Brands' proxy statement filed with the SEC on April 20, 2001. Because the following description is only a summary, it is not necessarily complete and is qualified in its entirety by reference to the relevant agreements. Copies of the forms of agreements were filed with the SEC as exhibits to Intimate Brands' registration statement filed in connection with its initial public offering, and are available for inspection at the SEC. See "Where You Can Find More Information."

   Services Agreement. Intimate Brands and The Limited are parties to an intercompany services and operating agreement with respect to services provided by The Limited (or subsidiaries of The Limited) to Intimate Brands. The services provided by The Limited to Intimate Brands include, among other things, certain accounting, aircraft, associate benefit plan administration, audit, cash management, corporate development, corporate secretary, governmental affairs, human resources and compensation, import and shipping, information systems, international expansion, investor and public relations, legal, real estate, risk management, store design/planning, tax and treasury services. The services agreement provides that such services are to be provided in exchange for fees which (based on current costs for such services) we believe do not exceed fees that would be paid if such services were provided by independent third parties. Under the services agreement, the fees for services provided by us to Intimate Brands during 2000 were approximately $134,636,000.

   In addition to the identified services, during fiscal 2000, we continued coverage of Intimate Brands under our umbrella liability, property, casualty and fiduciary insurance policies. Intimate Brands reimburses us for the portion of our premium cost with respect to such insurance that is attributable to coverage of Intimate Brands. Either we or Intimate Brands may terminate this coverage under our policies at any time upon prior written notice during the 90 days prior to the anniversary date of the policy, provided that termination of coverage by Intimate Brands may only be for nonpayment and only if a replacement policy, acceptable to us, is entered into by Intimate Brands.

   The services agreement further provides for eligible associates of Intimate Brands to participate in our associate benefit plans. In addition to a monthly services fee, Intimate Brands reimburses us for our costs (including any contributions and premium costs and including certain third-party expenses and allocations of certain personnel expenses of The Limited) relating to participation by Intimate Brands' associates in any of our benefit plans.

   The services agreement has an initial term of five years (commencing on October 23, 1995) and is renewed automatically thereafter for successive one-year terms, unless either Intimate Brands or The Limited elects not to renew the services agreement. The services agreement may be terminated at any time by either party upon six months' written notice. Furthermore, the agreement is subject to early termination by either Intimate Brands or The Limited upon six months' written notice if we cease to own shares of Intimate Brands common stock representing more than 50% of the combined voting power of the common stock of Intimate Brands.

   Lease Agreements. The businesses operated by Intimate Brands entered into lease agreements with The Limited or one or more subsidiaries of The Limited. Under these lease agreements, The Limited, directly or indirectly, leased to the relevant businesses of Intimate Brands a distribution center and headquarters office space. The lease agreements provide for the lessee to lease space at a base annual rental rate equal to $16.15 per square foot, in the case of office space, and $4.35 per square foot, in the case of the distribution centers, subject to adjustment based on the consumer price index every year. Intimate Brands paid The Limited (or subsidiaries of The Limited) approximately $14,096,000 in lease payments during 2000.

   The lease agreements have an initial term of fifteen years (commencing on January 31, 1999) and will be renewed automatically thereafter for three successive five-year terms unless either the lessor or lessee (or sublessor or sublessee) elects not to renew the applicable lease agreement upon at least one year's notice.

   Shared Facilities Agreements. Certain businesses operated by Intimate Brands and certain businesses operated by The Limited entered into shared facilities agreements pursuant to which the relevant businesses operated by Intimate Brands sub-leased facilities from the relevant businesses operated by The Limited. Under the Shared Facilities Agreement, the sublessee is responsible for its pro rata share (based on square feet occupied) of all costs and expenses (principally fixed rent) under the relevant lease, plus the portion of any performance-based rent attributable to the sublessee. In 2000, Intimate Brands paid The Limited approximately $31,707,000 for the portion of the cost and expenses attributable to it under the relevant leases.

   Tax-Sharing Agreement. Intimate Brands is included in The Limited's federal consolidated income tax group and Intimate Brands' federal income tax liability is included in the consolidated federal income tax liability of The Limited and its subsidiaries. In certain circumstances, certain subsidiaries of Intimate Brands are also included with certain subsidiaries of The Limited (other than subsidiaries of Intimate Brands) in combined, consolidated or unitary income tax groups for state and local tax purposes. Intimate Brands and The Limited entered into a tax-sharing agreement pursuant to which Intimate Brands and The Limited make payments between them such that, with respect to any period, the amount of taxes to be paid by Intimate Brands, subject to certain adjustments, will be determined as though Intimate Brands were to file separate federal, state and local income tax returns (including, except as provided below, any amounts determined to be due as a result of a redetermination of the tax liability of The Limited arising from an audit or otherwise) as the common parent of an affiliated group of corporations filing combined, consolidated or unitary (as applicable) federal, state and local returns rather than a consolidated subsidiary of The Limited with respect to federal, state and local income taxes. Intimate Brands will be reimbursed, however, for tax attributes that it generates, such as net operating losses, if and when they are used on a consolidated basis.

   In determining the amount of tax-sharing payments under the tax-sharing agreement, The Limited prepares for Intimate Brands pro forma returns with respect to federal and applicable state and local income taxes that reflect the same positions and elections used by The Limited in preparing the returns for The Limited's consolidated group and other applicable groups. The Limited continues to have all the rights of a parent of a consolidated group (and similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group), is the sole and exclusive agent for Intimate Brands in any and all matters relating to the income, franchise and similar tax liabilities of Intimate Brands, is solely and exclusively responsible for the preparation and filing of consolidated federal and consolidated or combined state income tax returns (or amended returns), and has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of Intimate Brands. In addition, The Limited provides the aforementioned services with respect to Intimate Brands' separate state and local returns and Intimate Brands' foreign returns. Under the tax-sharing agreement, Intimate Brands must pay The Limited a fee intended to reimburse The Limited for all direct and indirect costs and expenses incurred with respect to Intimate Brands' share of the overall costs and expenses incurred by The Limited with respect to tax-related services.

   In general, Intimate Brands will be included in The Limited's consolidated group for federal income tax purposes for so long as The Limited beneficially owns at least 80% of the total voting power and value of the outstanding Intimate Brands common stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax-sharing agreement allocates tax liabilities between Intimate Brands and The Limited, during the period in which Intimate Brands is included in The Limited's consolidated group, Intimate Brands could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of The Limited's consolidated group.

   Corporate Agreement. Intimate Brands and The Limited are parties to a corporate agreement under which Intimate Brands granted to The Limited a continuing option, transferable to any of its subsidiaries, to purchase, under certain circumstances, additional shares of Intimate Brands Class B common stock or shares of nonvoting capital stock of Intimate Brands. This corporate agreement further provides that, upon the request of The Limited, Intimate Brands will use its best efforts to register under the applicable federal and state securities laws any of the shares of Class B common stock and nonvoting capital stock (and any other securities issued in respect of or in exchange for either) held by The Limited for sale in accordance with The Limited's intended method of disposition thereof, and will take such other actions as may be necessary to permit the sale thereof in other jurisdictions, subject to certain limitations specified in the corporate agreement. Intimate Brands will pay all out-of-pocket costs and expenses relating to each such registration that The Limited requests or in which The Limited participates. The corporate agreement also restricts Intimate Brands from taking certain actions for so long as The Limited maintains beneficial ownership of a majority of the number of outstanding shares of Intimate Brands common stock.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   We are providing the following unaudited pro forma consolidated financial statements to give you a better picture of what the results of operations and financial position of The Limited might have been had the offer and the merger been completed at an earlier date. The unaudited pro forma consolidated statements of income for the thirty-nine weeks ended November 3, 2001 and for the fiscal year ended February 3, 2001 give effect to the offer and the merger as if they had been completed on January 30, 2000. The unaudited pro forma consolidated balance sheet as of November 3, 2001 gives effect to the offer and the merger as if they had been completed on that date.

   The Limited's acquisition of the Intimate Brands minority interest in the offer and the merger will be accounted for using the purchase method of accounting, as prescribed by SFAS No. 141, "Business Combinations." Accordingly, the purchase price will be allocated to the minority interest portion of the estimated fair value of identifiable net assets acquired. Any excess purchase price remaining after this allocation will be accounted for as goodwill, which will not be amortized.

   We have prepared these unaudited pro forma consolidated financial statements based on available information, using assumptions that The Limited's management believes are reasonable. These unaudited pro forma consolidated financial statements are being provided for informational purposes only. They do not purport to represent The Limited's actual financial position or results of operations had the offer and the merger occurred on the dates specified nor do they project The Limited's results of operations or financial position for any future period or date.

   The unaudited pro forma consolidated statements of income do not reflect any adjustments for nonrecurring items or operating synergies arising as a result of the offer and the merger. The Limited currently expects to incur a one-time, after-tax non-cash charge of approximately $20.4 million relating to the exchange of vested Intimate Brands stock awards in connection with the offer and the merger that is not reflected in the unaudited pro forma consolidated financial statements. See "--Notes to Unaudited Pro Forma Consolidated Financial Statements." In addition, pro forma adjustments are based on certain assumptions and other information that are subject to change as additional information becomes available. Accordingly, the adjustments included in The Limited's financial statements published after the completion of the offer and the merger will vary from the adjustments included in the unaudited pro forma consolidated financial statements included in this prospectus.

   The unaudited pro forma consolidated financial statements should be read in conjunction with The Limited's and Intimate Brands' audited and unaudited historical financial statements and related notes, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this prospectus. See "Where You Can Find More Information."

                      THE LIMITED, INC. AND SUBSIDIARIES

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                (IN THOUSANDS)

                                                        At November 3, 2001
                                           ---------------------------------------------
                                                         Pro Forma
                                           Historical  Adjustments(1)         Pro Forma
                                           ----------  --------------         ----------
ASSETS
Current assets:
   Cash and equivalents................... $  317,867                         $  317,867
   Accounts receivable....................    127,152                            127,152
   Inventories............................  1,343,329                          1,343,329
   Other..................................    304,605                            304,605
                                           ----------                         ----------
Total current assets......................  2,092,953                          2,092,953
Property and equipment, net...............  1,391,215    $    8,000 (2a)       1,399,215
Deferred income taxes.....................     79,433       (79,433)(2c)              --
Other assets..............................    593,140     1,506,953 (2a)       2,100,093
                                           ----------    ----------           ----------
Total assets.............................. $4,156,741    $1,435,520           $5,592,261
                                           ==========    ==========           ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable....................... $  386,772                         $  386,772
   Current portion of long-term debt......    150,000                            150,000
   Accrued expenses.......................    550,113    $   14,000 (2a)         564,113
   Income taxes...........................     13,847                             13,847
                                           ----------    ----------           ----------
Total current liabilities.................  1,100,732        14,000            1,114,732
Long-term debt............................    250,000        (1,950)(2b)         248,050
Deferred income taxes.....................         --        69,456 (2c)          69,456
Other long-term liabilities...............    235,581        (4,000)(2a)         231,581
Minority interest.........................    142,355      (142,355)(2a)              --
Stockholders' equity:
   Common stock...........................    216,096        41,885 (2d)         257,981
   Paid-in capital........................     60,923     1,518,942 (2d),(2e)  1,579,865
   Retained earnings......................  2,253,657       (20,390)(2e)       2,233,267
                                           ----------    ----------           ----------
                                            2,530,676     1,540,437            4,071,113
   Less: treasury stock, at average cost..   (102,603)      (40,068)(2e)        (142,671)
                                           ----------    ----------           ----------
Total stockholders' equity................  2,428,073     1,500,369            3,928,442
                                           ----------    ----------           ----------
Total liabilities and stockholders' equity $4,156,741    $1,435,520           $5,592,261
                                           ==========    ==========           ==========

   The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

                      THE LIMITED, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     For the Fiscal Year Ended February 3, 2001
                                                     -----------------------------------------
                                                                     Pro Forma
                                                     Historical   Adjustments (1)   Pro Forma
                                                     -----------  ---------------  -----------
Net sales........................................... $10,104,606                   $10,104,606
Costs of goods sold, buying and occupancy costs.....  (6,667,389)    $ (4,120)(3a)  (6,671,509)
                                                     -----------     --------      -----------
Gross income........................................   3,437,217       (4,120)       3,433,097
General, administrative and store operating expenses  (2,561,201)     (17,993)(3b)  (2,580,207)
                                                                       (1,013)(3a)
Special and nonrecurring items, net.................      (9,900)                       (9,900)
                                                     -----------     --------      -----------
Operating income....................................     866,116      (23,126)         842,990
Interest expense....................................     (58,244)         (93)(3c)     (58,337)
Other income, net...................................      20,378                        20,378
Minority interest...................................     (69,345)      69,345 (3d)          --
                                                     -----------     --------      -----------
Income before income taxes..........................     758,905       46,126          805,031
Income tax expense (benefit)........................     331,000       (9,000)(3e)     322,000
                                                     -----------     --------      -----------
Net income.......................................... $   427,905     $ 55,126      $   483,031
                                                     ===========     ========      ===========
Net income per share:
   Basic............................................ $      1.00                   $      0.95
   Diluted.......................................... $      0.96                   $      0.91
Dividends per share................................. $      0.30                   $      0.30
Basic weighted average shares outstanding...........     427,604       82,517 (3f)     510,121
Diluted weighted average shares outstanding.........     443,048       89,056 (3f)     532,104


   The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

                      THE LIMITED, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     For the Thirty-nine Weeks Ended November 3, 2001
                                                     ---------------------------------------------
                                                                         Pro Forma
                                                      Historical       Adjustments(1)     Pro Forma
                                                      -----------      --------------    -----------
Net sales........................................... $ 6,225,440                        $ 6,225,440
Costs of goods sold, buying and occupancy costs.....  (4,296,341)         $ (3,090)(3a)  (4,299,431)
                                                      -----------         --------       -----------
Gross income........................................   1,929,099            (3,090)       1,926,009
General, administrative and store operating expenses  (1,805,868)          (13,495)(3b)  (1,820,123)
                                                                              (760)(3a)
Special and nonrecurring item.......................     170,000                            170,000
                                                      -----------         --------       -----------
Operating income....................................     293,231           (17,345)         275,886
Interest expense....................................     (25,370)              (70)(3c)     (25,440)
Other income, net...................................      15,682                             15,682
Minority interest...................................     (15,253)           15,253 (3d)          --
Gains on sale of stock by investees.................      62,102                             62,102
                                                      -----------         --------       -----------
Income before income taxes..........................     330,392            (2,162)         328,230
Income tax expense (benefit)........................     138,000            (8,000)(3e)     130,000
                                                      -----------         --------       -----------
Net income.......................................... $   192,392          $  5,838      $   198,230
                                                      ===========         ========       ===========
Net income per share:
   Basic............................................ $      0.45                        $      0.39
   Diluted.......................................... $      0.44                        $      0.38
Dividends per share................................. $     0.225                        $     0.225
Basic weighted average shares outstanding...........     427,506            83,535 (3f)     511,041
Diluted weighted average shares outstanding.........     434,772            86,692 (3f)     521,464


   The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

                      THE LIMITED, INC. AND SUBSIDIARIES

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation

   The following summary of pro forma adjustments is based on available information and certain estimates and assumptions. Therefore, the actual adjustments will differ from the pro forma adjustments. The Limited believes that such assumptions provide a reasonable basis for presenting the significant effects of the offer and merger and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the Statements.

   The Limited has accounted for the offer and the merger in accordance with the requirements of SFAS No. 141, "Business Combinations." Accordingly, The Limited recognized certain intangible assets acquired separately from goodwill, which represents the excess of the purchase price over the minority interest portion of the estimated fair value of identifiable net assets acquired. In accordance with the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill will not be amortized. Additionally, trademarks, tradenames, and Internet domain names have been determined to have indefinite lives and will not be amortized. These assets will be reviewed for impairment in accordance with the provisions of SFAS No. 142.

   Beginning in fiscal 2002 and in accordance with SFAS No. 142, The Limited will no longer record amortization on its pre-existing goodwill. Goodwill amortization expense for the thirty-nine weeks ended November 3, 2001 and the fiscal year ended February 3, 2001 was $2.3 million and $3.0 million, respectively. This change in expense is not reflected in the Unaudited Pro Forma Consolidated Statements of Income.

   Amounts for The Limited were derived from the historical consolidated financial statements of The Limited, incorporated herein by reference elsewhere in this document.

2.  Adjustments to the Unaudited Pro Forma Consolidated Balance Sheet

(a) The Unaudited Pro Forma Consolidated Balance Sheet gives effect to the following transactions and events: (1) the issuance of Limited common stock in exchange for all outstanding Intimate Brands Class A common stock; (2) the allocation of the purchase price to the assets acquired and liabilities assumed based on a preliminary estimate of their respective fair values at November 3, 2001; (3) the elimination of the Intimate Brands minority interest in The Limited's consolidated financial statements; (4) the stockholders' equity impact of exchanging Intimate Brands stock awards for Limited stock awards; and (5) the recognition of deferred income taxes, which result from differences in the estimated fair value of net assets acquired and liabilities assumed for financial reporting purposes and their respective tax bases.

   The market value of Limited common stock to be issued was based upon the closing market price of $17.75 per share at February 4, 2002. The final purchase price will be based on the market price of Limited common stock on the dates of consummation of the offer and the merger.

                      THE LIMITED, INC. AND SUBSIDIARIES

   The estimated pro forma allocation of the purchase price is as follows (in thousands):

Market value of Limited common stock to be issued.................................... $1,486,917
Fees and other direct costs of the offer and merger..................................     14,000
                                                                                      ----------
   Total purchase price.............................................................. $1,500,917
                                                                                      ----------
Minority interest portion of the estimated fair value of Intimate Brands identifiable net assets acquired:
Trademarks, tradenames, and Internet domain names.................................... $  406,250*
Customer relationships and lists.....................................................      4,050*
Property and equipment...............................................................      8,000
Store operating leases...............................................................      8,600*
Long-term debt.......................................................................      1,950
Deferred income taxes on book/tax basis differences in pro forma balance sheet.......   (162,341)
Write-off of deferred rent...........................................................      4,000
Write-off of Intimate Brands' historical goodwill....................................    (10,446)*
Minority interest at November 3, 2001................................................    142,355
                                                                                      ----------
Estimated fair value of identifiable net assets acquired............................. $  402,418
                                                                                      ----------
Excess of purchase price over net assets acquired.................................... $1,098,499*
                                                                                      ==========

   -----
   * These amounts are included as pro forma adjustments to 'Other Assets.'

(b) Represents the adjustment of Intimate Brands' long-term debt to fair value, based on current rates available to The Limited for debt of similar maturities.

(c) Represents the recognition of long-term deferred income taxes of $162.3 million associated with the allocation of the purchase price and the $13.5 million deferred income tax effect associated with the compensation costs discussed in Notes 2(e) and 3(b). These adjustments were recorded using The Limited's effective income tax rate of 39.75%. The adjustment also includes the reclassification of The Limited's historical long-term deferred income tax assets of $79.4 million to reflect the net pro forma long-term deferred income tax liability.

(d) Reflects the issuance of an estimated 83.8 million shares of Limited common stock, par value $0.50 per share. This is based on Intimate Brands Class A common stock outstanding of 80.1 million shares at January 30, 2002 and applying the exchange ratio of 1.046. The excess of the purchase price over the par value of Limited common stock issued of $1.445 billion was recorded as an adjustment to paid-in capital.

(e) The retained earnings adjustment represents the $20.4 million nonrecurring, non-cash after-tax expense for fully vested stock awards discussed in Note 3(b) of the Pro Forma Consolidated Statements of Income. The adjustment to paid-in capital includes both this charge and $40.1 million of deferred compensation associated with unvested stock awards as discussed in Note 3(b). The treasury stock adjustment represents the unearned deferred compensation associated with these unvested stock awards.

3.  Adjustments to Unaudited Pro Forma Consolidated Statements of Income

(a) Adjusting Intimate Brands' property and equipment to their estimated fair value will result in additional depreciation expense. Additionally, the recognition of certain identifiable intangible assets and the

                      THE LIMITED, INC. AND SUBSIDIARIES
   adjustment to the deferred rent liability will result in additional amortization and other non-cash expense. The estimated additional depreciation, amortization and other non-cash expense is as follows (in thousands):

                                                          Non-Cash Expense
                                                    ----------------------------
                                            Average Year Ended    Thirty-nine
                                            Useful  February 3,   Weeks Ended
                                 Adjustment  Life      2001     November 3, 2001
                                 ---------- ------- ----------- ----------------
Customer relationships and lists   $4,050   4 yrs.    $1,013         $  760
Property and equipment..........    8,000   5 yrs.     1,600          1,200
Store operating leases..........    8,600   5 yrs.     1,720          1,290
Deferred rent...................    4,000   5 yrs.       800            600

(b) In connection with the offer and merger, vested and unvested grants of stock options and restricted stock of Intimate Brands common stock will be exchanged for awards of stock options and restricted stock of The Limited's common stock (collectively, the "awards"). The new awards will have the same vesting provisions, option periods, aggregate intrinsic value, ratio of exercise price per option to market value per share and other terms as the Intimate Brands awards exchanged.

   Based on Emerging Issues Task Force Issue No. 00-23 consensus views reached in the last 18 months and Financial Accounting Standards Board Interpretation No. 44, issued in March, 2000, the exchange of the Intimate Brands awards for Limited awards as described in the preceding paragraph is considered a modification of a stock-based compensation arrangement. Accordingly, a new measurement of compensation cost will be required at the date of the exchange. To the extent the exchanged awards are fully vested, any additional compensation cost will be recognized immediately.

   Based on the $17.75 closing market price of Limited common stock as of February 4, 2002, the non-cash after-tax expense for fully vested awards would be approximately $20.4 million, or $0.04 per diluted share. This expense is excluded from the Pro Forma Consolidated Statements of Income, as it is nonrecurring, but will be reflected in The Limited's historical financial statements upon completion of the offer and the merger. The actual non-cash expense recorded will be based on the market price of Limited common stock at the time the awards are exchanged. If the market price exceeds $17.75, the expense will increase. If the market price is lower, the expense will decrease. Within a range of $15.00 to $21.00 per share, a $1.00 per share change in The Limited closing market price would have less than a $3.5 million non-cash impact on net income, or less than $0.01 diluted earnings per share.

   An additional $40.1 million non-cash pre-tax compensation cost relating to the exchange of unvested Intimate Brands awards for Limited awards will be recorded as deferred compensation and will be recognized over the remaining vesting period. Accordingly, the Pro Forma Consolidated Statements of Income for the year ended February 3, 2001 and the thirty-nine weeks ended November 3, 2001 reflect additional pretax, non-cash compensation expense of $18.0 million and $13.5 million, respectively. These amounts were determined assuming the exchange of unvested awards occurred at the beginning of the related fiscal period, and based on the $17.75 market price of Limited common stock as of February 4, 2002. Within a range of $15.00 to $21.00 per share, a $1.00 per share change in The Limited closing market price at the date of exchange of the unvested stock awards would have less than a $2 million non-cash impact on net income, or less than $0.01 diluted earnings per share.

                      THE LIMITED, INC. AND SUBSIDIARIES

   Assuming the exchange of the stock awards occurred at the beginning of fiscal 2001 at a $17.75 price for Limited common stock, the amount of non-cash compensation expense is estimated as follows (in thousands):

                          Non-Cash Compensation Expense
                           Year      Pre-Tax  After-Tax
                          -------   --------- -----------
                          2001      $17,993    $10,841
                          2002       16,228      9,777
                          2003        4,463      2,689
                          2004        1,289        777
                          2005           95         57

(c) Reflects the amortization expense of the fair value adjustment on long-term debt using the straight-line method over the remaining term of 21 years.

(d) Represents minority interest in earnings of Intimate Brands for the period presented.

(e) The assumed effective tax rate of the pro forma adjustments, excluding the minority interest adjustment, is 40.0% and 39.75% for the year ended February 3, 2001 and the thirty-nine weeks ended November 3, 2001, respectively. The minority interest adjustment is net of tax, consistent with the presentation of minority interest in the historical consolidated financial statements.

(f) Reflects an adjustment for the conversion of Intimate Brands historical weighted average Class A common stock outstanding for the periods presented using an exchange ratio of 1.046 to 1.

           COMPARISON OF LIMITED-INTIMATE BRANDS STOCKHOLDER RIGHTS

   Because Intimate Brands and The Limited are both organized under the laws of the State of Delaware, the differences in the rights of Intimate Brands stockholders and the rights of The Limited stockholders arise solely from differences in the organizational documents of Intimate Brands and The Limited, rather than from differences of law. The following summary highlights material differences between the current rights of holders of Intimate Brands common stock and holders of Limited common stock. This summary does not purport to be a complete discussion of the certificates of incorporation and by-laws of Intimate Brands and The Limited and is qualified in its entirety by reference to these documents. Copies of each company's certificate of incorporation and by-laws have been filed with the SEC and will be sent to holders of Intimate Brands common stock upon request. See "Where You Can Find More Information."

   Summary of Material Differences Between Current Rights of Intimate Brands Stockholders Exchanging their Shares of Intimate Brands Common Stock in the Offer and Rights Those Stockholders Will Have as Stockholders of The Limited Following the Offer

                      Intimate Brands Stockholder Rights        Limited Stockholder Rights
                   ---------------------------------------- -----------------------------------
Authorized Capital The authorized capital stock of Intimate The authorized capital stock of The
Stock:             Brands is 2,255,000,000 shares, which    Limited is 1,010,000,000 shares,
                   consists of:                             which consists of:

                       . 55,000,000 shares of preferred         . 1,000,000,000 shares of
                         stock, $.01 par value per share,         common stock, $.50 par
                                                                  value per share, one vote
                       . 1,100,000,000 shares of Class            per share, and
                         A common stock, $.01 par
                         value per share, one vote per          . 10,000,000 shares of
                         share; and                               preferred stock, $1.00 par
                                                                  value per share.
                       . 1,100,000,000 shares of Class
                         B common stock, $.01 par
                         value per share, three votes per
                         share.


                Intimate Brands Stockholder Rights            Limited Stockholder Rights
              ---------------------------------------   ---------------------------------------
Supermajority The approval of at least 75% of the       The approval of at least 75% of the
Approvals:    outstanding shares of common stock is     outstanding shares of common stock
              required for the following:               is required for the following:

                  . Subject to Delaware law, any            . Subject to Delaware law,
                    business combination of                   any proposal that The
                    Intimate Brands with or sale of           Limited combine with, sell
                    a substantial part of Intimate            substantially all its assets to
                    Brands' assets to any person              or issue stock to any
                    that owns five percent or more            corporation that beneficially
                    of the outstanding voting stock           owns five percent or more
                    of Intimate Brands (provided              of Limited voting stock.
                    that the 75% stockholder vote             This provision does not
                    does not include any interested           apply to "short-form"
                    parties). This provision does             mergers under Delaware
                    not apply to "short-form"                 law.
                    mergers under Delaware law.
                                                            . Subject to Delaware law,
                  . Any amendment to the                      any business combination of
                    provisions of the Intimate                The Limited with or sale of
                    Brands certificate of                     a substantial part of The
                    incorporation relating to:                Limited's assets to any
                                                              person that owns 20% or
                     . the powers, preferences                more of the outstanding
                       or special rights                      voting stock of The Limited
                       associated with the shares             which has not been
                       of Class A common stock                approved by the Limited
                       or Class B common stock                board of directors (provided
                       (provided the approval of              that the 75% stockholder
                       at least 75% of the                    vote does not include any
                       outstanding shares of the              interested parties). This
                       class that would be                    provision does not apply to
                       adversely affected by the              "short-form" mergers under
                       proposed amendment is                  Delaware law.
                       also obtained); and

                     . establishment of fiduciary
                       duties and conduct
                       guidelines for the officers
                       and directors of Intimate
                       Brands in connection
                       with matters involving
                       The Limited.

                  DESCRIPTION OF CAPITAL STOCK OF THE LIMITED

   The following summary of the terms of Limited capital stock prior to, and after completion of, the offer and the merger is not meant to be complete and is qualified by reference to the charter and by-laws of The Limited. Copies of the charter and by-laws are incorporated by reference and will be sent upon request to stockholders of Intimate Brands common stock. See "Where You Can Find More Information."

Authorized Capital Stock

   Under our charter, our authorized capital stock consists of:

    .  1,000,000,000 shares of common stock with $.50 par value,

    .  10,000,000 shares of preferred stock with $1.00 par value, and

    .  On January 30, 2002, there were outstanding:

       .  429,080,715 shares of Limited common stock;

       . employee stock options to purchase an aggregate of approximately 30,311,896 shares of Limited common stock;

       .  no shares of Limited preferred stock.

Common Stock

   Common Stock Outstanding. The outstanding shares of common stock are, and the shares of common stock issued pursuant to the offer and the merger will be, duly authorized, validly issued, fully paid and nonassessable.

   Voting Rights. Each holder of common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights.

   Dividend Rights. Subject to the rights of any shares of preferred stock which may at the time be outstanding, holders of common shares are entitled to receive dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor.

   Rights upon Liquidation or Dissolution.   In the event of liquidation or
dissolution, each share of common stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of our common stock have no preferential, preemptive, conversion or redemption rights.

Preferred Stock

   The following summary contains a description of some of the principal terms of our preferred stock. The description of the principal provisions of preferred stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of our certificate of incorporation relating to each particular series of preferred stock.

   Serial Preferred Stock. Under our charter, without further stockholder action, our Board of Directors is authorized to provide for the issuance of up to 10,000,000 shares of preferred stock. Preferred stock may be issued in one or more series, with such designations of titles, dividend rates, any redemption provisions, special or relative rights in the event of liquidation, dissolution, distribution or winding-up of The Limited, any sinking fund provisions, any conversion provisions, any voting rights, and any other preferences, privileges, powers, rights, qualifications, limitations and restrictions as shall be set forth as and when established by our Board of Directors.

   The shares of any series of serial preferred stock will be, when issued, fully paid and nonassessable and the holders will have no preemptive rights in connection with the preferred stock.

   Blank Check Preferred Stock. Under our charter, our Board of Directors has the authority, without stockholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. Acting under this authority, our Board could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of securities as a result of such stockholder beneficially owning or commencing a tender offer for a substantial amount of Limited common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of The Limited by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of The Limited without any further action by the stockholders of The Limited. The Limited has no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.

Transfer Agent and Registrar

   EquiServe Trust Company, N.A. is the transfer agent and registrar for the Limited common stock.

Stock Exchange Listing; Delisting and Deregistration of Intimate Brands Common Stock

   It is a condition to the offer that the shares of Limited common stock to be issued in the offer and merger be approved for listing on the NYSE, subject to official notice of issuance, under the symbol "LTD." If the offer is completed, Intimate Brands common stock may cease to be listed on the NYSE and, if the merger is completed, Intimate Brands common stock will cease to be listed on the NYSE.

                                 LEGAL MATTERS

   Davis Polk & Wardwell, special counsel to The Limited, will pass on the validity of the Limited common stock to be issued to Intimate Brands stockholders in the offer and the merger and on certain legal matters in connection with the U.S. federal income tax consequences of the offer and the merger.

                                    EXPERTS

   The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of The Limited, Inc. for the year ended February 3, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Intimate Brands, Inc. for the year ended February 3, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                                                     SCHEDULE I

               CERTAIN INFORMATION CONCERNING THE DIRECTORS AND
                       EXECUTIVE OFFICERS OF THE LIMITED

   The following table sets forth the name and the present principal occupations or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of The Limited. Unless otherwise indicated, positions held shown in the following table are positions with The Limited. Except as set forth below, each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Except as otherwise noted, the current business address for each person listed below is c/o The Limited, Inc., Three Limited Parkway, Columbus, Ohio, 43216.

Directors of The Limited

                                        Present Principal Occupation or Employment and Material Positions
         Name                                            Held During the Past Five Years
---------------------- ---------------------------------------------------------------------------------------------------
Eugene M. Freedman     Director since 1995. Mr. Freedman has been Senior Advisor and Director of Monitor Clipper
Two Canal Park         Partners, Inc. ("Monitor Clipper"), a private equity firm, since January 2000. Since 2001, he has
Cambridge, MA 02141    been Senior Advisor of Monitor Company Group Limited Partnership, an international business strategy and consulting firm. He was Managing Director and President of Monitor Clipper from
                       1997 to 1999 and Senior Advisor and Director of Monitor Company Inc. from 1995 to 2000. Until
                       October 1994, and for more than five years prior thereto, Mr. Freedman was a partner of Coopers
                       & Lybrand, where he served as Chairman and Chief Executive Officer of Coopers & Lybrand
                       LLP, U.S. ("C & L, U.S.") since October 1991 and as Chairman of Coopers & Lybrand,
                       International since 1992. During The Limited's 2000 fiscal year, the successor of C & L, U.S.,
                       PricewaterhouseCoopers LLP ("PwC"), served as The Limited's independent public accountants.
                       The amount of compensation paid by The Limited to PwC for such services was less than 1% of
                       The Limited's and PwC's consolidated gross revenues for their 2000 fiscal years. Mr. Freedman is also a director of Bernard Technologies, Inc., e-Studio Live, Inc., JNet Enterprises, Inc., Outcome
                       Sciences, Inc., Pathmark Stores, Inc. and Wheelhouse Corporation.

E. Gordon Gee          Director since 1991. Dr. Gee has been Chancellor of Vanderbilt University since August 1, 2000.
211 Kirkland Hall      Dr. Gee was the President of Brown University from 1998 to 2000. Dr. Gee was also President of
Nashville, TN 37240    The Ohio State University from 1990 to 1997. Dr. Gee is a director of Allmerica Financial, Dollar
                       General Corporation, Hasbro, Inc., Intimate Brands and Massey Energy Company.

V. Ann Hailey          Director since 2001. Ms. Hailey has been Executive Vice President and Chief Financial Officer of
                       The Limited since August 1997. Prior to joining The Limited, Ms. Hailey was Senior Vice
                       President and Chief Financial Officer of The Pillsbury Co. from 1994 to 1997. Ms. Hailey was appointed to the Board of The Limited on March 1, 2001.

David T. Kollat        Director since 1976. Dr. Kollat has been Chairman of 22, Inc., a management consulting firm,
4410 Smothers Road     since 1987. He is also a director of Big Lots, Inc., Cone Mills, Inc., Cooker Restaurant
Westerville, OH 43081  Corporation, Select Comfort, Inc. and Wolverine World Wide, Inc.

Leonard A. Schlesinger Director since 1996. Mr. Schlesinger has been Executive Vice President and Chief Operating
                       Officer of The Limited since March 2001 and was Executive Vice President, Organization,
                       Leadership and Human Resources of The Limited from October 1999 until March 2001.
                       Mr. Schlesinger was a Professor of Sociology and Public Policy and Senior Vice President for
                       Development at Brown University from 1998 to 1999. He also was the George F. Baker, Jr.
                       Professor of Business Administration at Harvard Business School from 1988 to 1998.

                                       Present Principal Occupation or Employment and Material Positions
        Name                                            Held During the Past Five Years
--------------------- ---------------------------------------------------------------------------------------------------
Donald B. Shackelford Director since 1975. Mr. Shackelford has been Chairman of the Board of Fifth Third Bank, Central
21 E. State Street    Ohio, a banking business, since 1998. Mr. Shackelford was Chairman of the Board and Chief
Suite 1400            Executive Officer of State Savings Bank from 1972 to 1998. He was Chairman of the Board and
Columbus, OH 43215    Chief Executive Officer of State Savings Co. for five years ending in 1997. Mr. Shackelford is also a director of Fifth Third Bancorp., Intimate Brands and Progressive Corporation.

Alex Shumate          Director since 2000. Mr. Shumate has been the Managing Partner of the Columbus, Ohio office of
41 South High Street  the law firm of Squire, Sanders & Dempsey L.L.P. ("Squire, Sanders") since 1991. Squire, Sanders
Columbus, OH 43215    provided legal services to The Limited during fiscal year 2000, and The Limited anticipates that
                      Squire, Sanders will continue to provide legal services to The Limited from time to time in the future. Mr. Shumate was a director of Intimate Brands from 1996 to 2000. Mr. Shumate is also a director of Wm. Wrigley, Jr. Company.

Allan R. Tessler      Director since 1987. Mr. Tessler has been Chairman of the Board and Chief Executive Officer of
4020 Lake Creek Drive International Financial Group, Inc., an international merchant banking firm, since 1987. He is also
#100                  Chief Executive Officer and Chairman of the Board of JNet Enterprises, Inc., a technology holding
Wilson, WY 83014      company. From March to August 2001, Mr. Tessler was Acting Chief Executive Officer of
                      Jasmine Networks. He was Co-Chairman of the Board of Data Broadcasting Corporation, a
                      provider of financial and business information to institutional and individual investors, from June
                      1992 until May 2000 and Co-Chief Executive Officer from June 1992 until November 29, 1999.
                      Mr. Tessler was Chairman of the Board of Enhance Financial Services Group, Inc. from 1986 to
                      February 2001. Since 2001, he has been Chairman of the Board of InterWorld Corporation. Since
                      January 1997, Mr. Tessler has also served as Chairman of Checking Holdings Corp. IV. He is also a director of Allis-Chalmers Corporation.

Martin Trust          Director since 1978. Mr. Trust had been President and Chief Executive Officer of Mast Industries,
100 Old River Road    Inc., a wholly-owned subsidiary of The Limited, for more than five years. Mast acts as a supplier
P.O.Box 9020          to certain businesses of The Limited and Intimate Brands. He has been a Senior Advisor to The
Andover, MA 01810     Limited since August 2001. Mr. Trust also serves as an officer and director of Brandot
                      International LTD, in Salem, New Hampshire. He is also a director of The Lilli Group and Staples,
                      Inc.

Abigail S. Wexner     Director since 1997. Mrs. Wexner was an attorney with the New York and London offices of Davis
                      Polk & Wardwell from 1987 until 1992, where she specialized in mergers and acquisitions. By appointment of the President of the United States, Mrs. Wexner served as a member of the United
                      States Holocaust Memorial Council from 1994 to 1999. She is a director of the Children's Defense
                      Fund and is Chair of the Governing Committee of The Columbus Foundation and a member of the
                      Boards of Trustees of Children's Hospital, Inc., The Columbus Academy and The Wexner Center
                      Foundation in Columbus, Ohio. Mrs. Wexner is also the founder and Chair of The Columbus
                      Coalition Against Family Violence. Mrs. Wexner is the wife of Leslie H. Wexner.

Leslie H. Wexner      Director since 1963. Mr. Wexner has been Chief Executive Officer since he founded The Limited in 1963, and Chairman of the Board for more than five years. Mr. Wexner has also been the
                      Chairman of the Board and Chief Executive Officer of Intimate Brands, Inc. since 1995. Mr.
                      Wexner is also a director of Hollinger International, Inc. and Hollinger International Publishing,
                      Inc. Mr. Wexner is the husband of Abigail S. Wexner.

Raymond Zimmerman     Director since 1984. Mr. Zimmerman has been Chairman of the Board of 99 Cent Stuff, LLC since
Boca Corporate Plaza  July 1999. Mr. Zimmerman is a director of Service Merchandise Company, Inc. ("Service
1801 Clint Moore      Merchandise") and was Non-Executive Chairman of the Board of Service Merchandise from 1999
Road, Suite 217       to 2000. He was Chairman of the Board of Service Merchandise from 1997 to 1999 and was
Boca Raton, FL 33487  Chairman of the Board and Chief Executive Officer of Service Merchandise from 1981 to 1997. In
                      March 1999, Service Merchandise filed a reorganization petition under Chapter 11 of the United
                      States Bankruptcy Code.


Executive Officers of The Limited


                                       Present Principal Occupation or Employment and Material Positions
         Name                                           Held During the Past Five Years
---------------------- --------------------------------------------------------------------------------------------------
V. Ann Hailey                                                          *
Leonard A. Schlesinger                                                 *
Leslie H. Wexner                                                       *
Daniel P. Finkelman    Senior Vice President, Brand and Business Planning since 2001. He was a Vice President of The
                       Limited from 1996 to 2001. Mr. Finkelman was an Executive Vice President of Cardinal Health, a
                       healthcare business, from 1994 to 1996. Mr. Finkelman is a director and serves on the compensation committee of Alliance Data Systems in Dallas, Texas.
Mark A. Giresi         Senior Vice President, Chief Stores Officer since 2001. Mr. Giresi was Vice President of Store
                       Operations of The Limited from February of 2000 to September of 2001. He was Senior Vice
                       President of U.S. Franchise Operations of Burger King Corporation from August 1998 to February
                       2000. He was Senior Vice President and General Counsel of Burger King Corporation from
                       March 1993 to August 1998. Mr. Giresi is a director of Fiduciary Trust International of the South, located in Miami, Florida.

--------
*  See above under "Directors of The Limited."

                                                                    SCHEDULE II

               CERTAIN INFORMATION CONCERNING THE DIRECTORS AND
                       EXECUTIVE OFFICERS OF IB HOLDINGS

   The following table sets forth the name and the present principal occupations or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Intimate Brands Holding Co., Inc. Unless otherwise indicated, positions held shown in the following table are positions with IB Holdings. Except as set forth below, each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Directors of IB Holdings


                              Present Principal Occupation or Employment and Material Positions
Name                                           Held During the Past Five Years
----                       ------------------------------------------------------------------------
V. Ann Hailey              Director since 2001.*
Three Limited Parkway
Columbus, OH 43216
David H. Hasson            Director and Vice President since 2001. Mr. Hasson has been a Vice
Three Limited Parkway      President, Taxes and Assistant Secretary at The Limited since May 2001.
Columbus, OH 43216         He was Manager, Global Tax & Treasury at GE Medical Systems (a
                           division of GE), a diagnostic medical equipment business, from July 1991 to November 2000.
-Christopher L. Kaempfer   Director since 1999. Mr. Kaempfer has been a Partner at Kummer
Seventh Floor              Kaempfer Bonner & Renshaw, a law firm in Las Vegas, Nevada, since
3800 Howard Hughes Parkway March 1994.
Las Vegas, NV 89109
Jackie Smith               Director since 1999. Since June 1990, Ms. Smith has been Managing
4441 South Polaris Avenue  Partner of Smith & Francis, Certified Public Accountants.
Las Vegas, Nevada 89103
Charles H. Buckingham      Director since 1999. Mr. Buckingham is a Certified Public Accountant and
2755 San Lago Court        has been a sole practitioner since 1991.
Las Vegas, NV 89121


Executive Officers of IB Holdings

                        Present Principal Occupation or Employment and Material Positions
Name                                     Held During the Past Five Years
----                    -----------------------------------------------------------------
V. Ann Hailey                                           **
David H. Hasson                                         **
Christopher L. Kaempfer                                 **
Jackie Smith                                            **

--------
*  See Schedule I under "Directors of The Limited."
** See above under "Directors of IB Holdings."

                                                                        ANNEX A

SECTION 262 OF GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SEC. 262  APPRAISAL RIGHTS.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only to be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the next day preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

   Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates for Intimate Brands shares and any other required documents should be sent or delivered by each Intimate Brands stockholder or his broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth below:

                     The Exchange Agent for the Offer is:

                         EQUISERVE TRUST COMPANY, N.A.
         By Mail:                By Facsimile:               By Hand:
       PO Box 43034              781-575-4826         c/o Securities Transfer
 Providence, RI 02940-3034            or             andReporting Services Inc
                                 781-575-4827               100 William
                                                     Street--GalleriaNew York,
                                                             NY 10038
                             Confirm Facsimile by
                            Telephone:781-575-4816
                             By Overnight Courier:
                              40 Campanelli Drive
                              Braintree, MA 02184

Questions or requests for assistance or additional copies of this offer to exchange and the letter of transmittal may be directed to the information agent or the dealer managers at their respective addresses and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the offer.

                    The Information Agent for the Offer is:
                             D.F. KING & CO., INC.

                                77 Water Street
                           New York, New York 10005
                          Call collect: 212-269-5550
                         Call toll-free: 800-628-8532

                    The Dealer Managers for the Offer are:

               GOLDMAN, SACHS & CO.
                                        BANC OF AMERICA SECURITIES
                                                   LLC

                  85 Broad Street          9 West 57th Street
             New York, New York 10004   New York, New York 10019
             Call collect: 212-902-1000 Call collect: 212-933-2223
                  Call toll-free:            Call toll-free:
                    800-323-5678               888-521-4492

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

   Indemnification under the Charter and By-Laws of The Limited and Delaware Law. Article Sixth, Section 5 of The Limited's charter provides for the indemnification of directors or officers, in accordance with the by-laws, to the fullest extent permitted by the General Corporation Law of the State of Delaware. Article Five of the by-laws of The Limited provides that The Limited shall indemnify to the fullest extent permitted by law any director or officer made or threatened to be made a party to any legal action by reason of the fact that such person is or was a director, officer, employee or other corporate agent of The Limited or any subsidiary or constituent corporation or served any other enterprise at the request of The Limited against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of The Limited, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Delaware General Corporation Law provides for the indemnification of directors and officers under certain conditions.

   The Limited D&O Insurance. The directors and officers of The Limited are insured under a policy of directors' and officers' liability insurance.

Item 21.  Exhibits.


Exhibit
Number            Description
------            -----------
 3.1    Certificate of Incorporation of The Limited dated March 8, 1982 (incorporated by reference to
        Exhibit 3.1 to The Limited's Annual Report on Form 10-K for the fiscal year ended February 3,
        2001).
 3.2    Certificate of Amendment of Certificate of Incorporation dated May 19, 1986 (incorporated by reference to Exhibit 3.2 to The Limited's Annual Report on Form 10-K for the fiscal year ended
        February 3, 2001).
 3.3    Certificate of Amendment of Certificate of Incorporation dated May 19, 1987 (incorporated by reference to Exhibit 3.3 to The Limited's Annual Report on Form 10-K for the fiscal year ended
        February 3, 2001).
 3.4    Certificate of Amendment of Certificate of Incorporation dated May 31, 2001 (incorporated by reference to Exhibit 3.1 to The Limited's Quarterly Report on Form 10-Q for the period ended
        May 5, 2001).
 3.5    Restated by-laws of The Limited (incorporated by reference to Exhibit 3.2 to The Limited's Annual
        Report on Form 10-K for the fiscal year ended January 30, 1999).
  5     Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered.
 23.1   Consent of PricewaterhouseCoopers LLP, independent accountants of The Limited.
 23.2   Consent of PricewaterhouseCoopers LLP, independent accountants of Intimate Brands.
 23.3   Awareness letter of PricewaterhouseCoopers LLP, independent accountants of The Limited.
 23.4   Awareness letter of PricewaterhouseCoopers LLP, independent accountants of Intimate Brands.
 23.5   Consent of Davis Polk & Wardwell (contained in Exhibit 5).
  24    Power of Attorney (included in Signature Page).*

99.1 Form of Letter of Transmittal (including the Form of Guidelines for Certification of Taxpayer
     Identification Number on Substitute Form W-9).*

99.2 Form of Notice of Guaranteed Delivery.*

99.3 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99.4 Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and
     Other Nominees.*

99.5 Form of Summary Advertisement.*

99.6 Form of Notice to Savings and Retirement Plan Participants.*

99.7 Form of Notice to Stock Purchase Plan Participants.*

99.8 Form of Notice to Holders of Intimate Brands Stock Options and Restricted Share Awards.*

--------

*  Previously filed.




Item 22.  Undertakings.

   (a)  The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the estimated maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.


      (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
   Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
   Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment


No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on February 19, 2002.


                                          The Limited, Inc.
                                          (Registrant)


Date: February 19, 2002

                                          By:  /s/__V. ANN HAILEY____________
                                                  V. Ann Hailey
                                          Executive Vice President and
                                             Chief Financial Officer

                               -----------------




   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



          Signature                       Title                   Date
          ---------                       -----                   ----

              * Chairman and Chief Executive February 19, 2002 ----------------------------- Officer
      Leslie H. Wexner
              *               Executive Vice President and  February 19, 2002
-----------------------------   Chief Operating Officer
   Leonard A. Schlesinger
        V. ANN HAILEY         Executive Vice President and  February 19, 2002
-----------------------------   Chief Financial Officer
        V. Ann Hailey
              *               Director                      February 19, 2002
-----------------------------
     Eugene M. Freedman
              *               Director                      February 19, 2002
-----------------------------
        E. Gordon Gee
              *               Director                      February 19, 2002
-----------------------------
       David T. Kollat
              *               Director                      February 19, 2002
-----------------------------
    Donald B. Shackelford
              *               Director                      February 19, 2002
-----------------------------
        Alex Shumate

          Signature                       Title                   Date
          ---------                       -----                   ----

               *              Director                      February 19, 2002
-----------------------------
      Allan R. Tessler
               *              Director                      February 19, 2002
-----------------------------
        Martin Trust
               *              Director                      February 19, 2002
-----------------------------
      Abigail S. Wexner
               *              Director                      February 19, 2002
-----------------------------
      Raymond Zimmerman




*By:    /S/  V. ANN HAILEY
     -------------------------
         Attorney-In-Fact